HOURLY-BASED INFORMATION TECHNOLOGY SERVICES CONTRACT

BETWEEN

THE NEW YORK STATE OFFICE OF GENERAL SERVICES

AND

PSI INTERNATIONAL, INC.

CONTRACT #: PR65782

THIS AGREEMENT (hereinafter "Agreement" or "Contract") for the acquisition of hourly-based information technology services is made by and between the People of the State of New York, acting by and through the Commissioner of the New York State Office of General Services (hereinafter "OGS" or "State") with its principle place of business at the Corning Tower, Empire State Plaza, Albany, New York, 12242, acting pursuant to the authority granted under State Finance Law §163 and PSI INTERNATIONAL, INC. (or "Contractor") with offices at 4000 LEGATO ROAD, SUITE 850, FAIRFAX, VA 22033 are collectively referred to herein as "the Parties."

WITNESSETH:

WHEREAS, since taking office in January, Governor Andrew Cuomo has committed his administration to implementing enterprise-wide changes that will utilize modern business practices in running New York State government.

WHEREAS, New Yorkers need a government in which they can take pride, and this comprehensive overhaul of operations will help accomplish that goal.

WHEREAS, as part of Governor Cuomo's Procurement Transformation, the Division of the Budget and OGS issued a procurement for Hourly-Based Information Technology Services (hereinafter "HBITS") to create centralized contracts primarily for, but not limited to, New York State agencies that focuses on implementing best practices and identifying opportunities for savings and is consistent with the administration's policy goals of encouraging small businesses and certified minority and women-owned business enterprises.

WHEREAS, OGS issued a competitive solicitation, referenced as Request for Proposals (hereinafter "RFP") #22439, which was advertised in the December 5, 2011 and December 6, 2011 editions of the New York State Contract Reporter as required by the New York State Economic Development Law.

WHEREAS, OGS conducted a competitive process to identify bidders that will provide the best value for the provision of services set forth in the RFP, as evidenced by achieving the highest total score of responsive and responsible bidders using the evaluation criteria (60% financial and 40% technical) listed in the RFP.

WHEREAS, a decision was made to divide New York State into three regions for the purposes of establishing pricing, and the RFP further provided that the contracts will be awarded in a tiered approach with up to twenty (20) active contracts and up to five (5) waitlist contracts (hereinafter the "HBITS Contracts").

WHEREAS, through the issuance of the HBITS Contracts, New York State adopted a new model for procuring HBITS for Authorized Users. By means of a "best value" RFP, OGS awarded potential statewide HBITS opportunities to the top 25 bidders that bid a proposal for consideration.

WHEREAS, the bidders with the twenty highest best value score shall be placed on the Active list and the five (5) bidders with the next highest best value scores will be placed on the Waitlist, and that on an annual basis the performance of the Active list contractors shall be reviewed and the five (5) contractors with the lowest performance scores shall be placed on the Waitlist for the next year of the Contract and the current five (5) contractors on the Waitlist shall be placed on the Active list.

WHEREAS, the State has determined the Contractor submitted a responsive proposal, received one of the twenty-five highest scores, successfully concluded contract negotiations and has been placed either on the Active list or Waitlist for the first year of the Contract. The Contractor is willing to provide the services set forth herein.

NOW THEREFORE, in consideration of the terms hereinafter mentioned and also the mutual covenants and obligations moving to each Party hereto from the other, the Parties hereby agree as follows:

TABLE OF CONTENTS:

SECTION 1. INTRODUCTION

1.1 INTRODUCTION

1.1.1 Scope

This Contract sets forth the terms and conditions for the provision of HBITS, collectively referred to as "Services".

The rates for such Services are Hourly Wage Rates and Markups that the Contractor will charge the Authorized Users for Services rendered. The rates included in this Contract exclude previously utilized "Not-to-Exceed" rates. Appendix D, Pricing Schedules, sets forth the contractual rates for Services rendered under this Contract.

The Parties agree that this Contract sets forth two distinct processes for the acquisition of Contractual Services: one for the Authorized Users who are Executive Agencies; and a second, separate comparable process for the Authorized Users that are not Executive Agencies. The former is referred to as "MSP Users" or "Executive Agency Authorized User" and the latter is referred to as "Non-MSP Users" or "Non-Executive Agency Authorized User." When a requirement applies to every Contract user, the term "Authorized User" is employed.

1.2 CATEGORY HISTORY

New York State Executive Agencies spent approximately $140 million on HBITS during the 2010-2011 State Fiscal Year. Historically, the amount spent has been distributed across several contracting vehicles and across multiple Executive Agencies with little consistency and continuity. The result was a very inefficient HBITS program and process.

Following a detailed analysis of prior Statewide spending in this IT category, several areas were identified for savings within the procurement area of HBITS. The sourcing analysis showed that Executive Agencies paid vastly different hourly rates for similar job titles; sometimes differing by more than 40%. In addition, the prior procurement process proved to be costly and time consuming for both the Authorized Users and vendors. As a result, several agencies developed their own information technology services contracts and created a unique process for obtaining hourly-based consultants. This caused confusion within and across the Executive Agencies and within the vendor community. It is clear through the analysis that the Executive Agencies in many cases did not have visibility into the hourly bill rates being paid to vendors across agencies, nor did the State understand the layers of sub-contracting occurring within placements.

This HBITS Contract seeks to resolve the identified issues. The State will compel most, if not all, spending on HBITS for Executive Agencies via this HBITS Contract.

1.3 DEFINITIONS

The Contractor is directed to review Appendix B for a listing of terms and the corresponding definitions within standard New York State contracts. In addition, OGS has provided the following definitions that fall within the scope of this Contract:

"Best Value" shall mean the basis for awarding a contract for services to the bidder which best optimizes quality, cost and efficiency among Responsive and Responsible bidders. See State Finance Law § 163(1)(j).

"Business Day" shall mean Monday through Friday, excluding NYS Holidays, between the hours of 7:30 AM and 5:00 PM EST.

"Candidate" shall refer to a person proposed by a Contractor in response to a request from an Authorized User, prior to selection by an Authorized User.

"Consultant" shall refer to a Candidate that has been selected by an Authorized User to perform work.

"CS" shall mean the New York State Department of Civil Service.

"DOB" shall mean New York State Division of the Budget.

"EEO" shall mean Equal Employment Opportunity.

"Engagement" shall mean the period of time that a Consultant works for an Authorized User that begins on the first working day after a successful placement. A Task Order Request Form results in an engagement.

"EST" shall mean Prevailing Eastern Standard Time.

"Executive Agency" or "Executive Agencies" shall mean all state departments, offices or institutions but, for the purposes of this Contract, such definition excludes the State University of New York (SUNY) and the City University of New York (CUNY). Furthermore, such term shall not include the legislature and the judiciary organizations. For the sake of clarity, the term "Executive Agency" does not include any public benefit corporation, public authority, or local government entity.

"Government or Governmental Entity" shall mean an entity at the federal, state, county, city or provincial level.

"HBITS" shall mean Hourly-Based Information Technology Services.

"Hourly Bill Rate" refers to the hourly fee that the Contractor will receive for the Services provided under each engagement. The Hourly Bill Rate is calculated by multiplying the Markup times the Hourly Wage Rate. The Contractor's Hourly Bill Rate is set forth in Appendix D.

"Hourly Wage Rate" refers to the hourly rate that the Consultant will receive for services provided under each engagement, regardless of potential sub-contracting layers. The Contractor's Hourly Wage Rate is set forth in Appendix D.

"Joint Venture" shall mean a contractual agreement joining together two or more business enterprises, for the purpose of performing on a State Contract.

"Knowledge Transfer" generally describes method(s) to provide the knowledge, skills, training and expertise to the Authorized User to enable him/her to do the work independently if the Consultant was no longer available.

"Markup" shall mean all costs a Contractor will incur beyond the hourly wage rate paid to a Consultant. This may include, but is not limited, to statutory requirements (e.g., FICA, FUTA, SUTA, Worker's Compensation, etc.), overhead, recruiting costs, training, visa sponsorship, and profit. The Contractor's Markup is set forth in Appendix D.

"May" denotes the permissive in a contract clause or specification. Also see "Will."

"M/WBE" shall mean a business certified with Empire State Development (ESD) as a Minority and/or Woman-Owned Business (M/WBE).

"**MSP"** shall mean Managed Services Provider. OGS reserves the right to use a different name to describe the unit that fulfills the Contractual duties without undertaking a formal contract amendment. It will do so through the issuance of a purchasing memorandum. Such duties include, but are not limited to, making Contractors aware of Candidate placement opportunities, preliminary review of certain Candidate Response Forms, management of the centralized billing and payment function for Executive Agencies, monitoring M/WBE goal performance and conducting the annual evaluation of the Contractors.

"Must" denotes the imperative in a contract clause or specification. Also see "Shall."

"**n/a"** is a common abbreviation for *not applicable* or *not available*, used to indicate when information in a certain field on a table is not provided, either because it does not apply to a particular case in question or because it is not available.

"New York State Small Business" is defined as a company that is a resident to New York State, independently owned and operated, with 100 or fewer employees, and not dominant in its field.

"Non-Executive Agency" or "Non-Executive Agencies" shall mean all Authorized Users that are not included within the definition of Executive Agency; e.g., municipalities within the State of New York.

"NYS Holidays" refers to the legal holidays for State Employees in the Classified Service of the Executive Branch, as more particularly specified on the website of the NYS Department of Civil Service. This includes the following: New Year's Day; Martin Luther King Day; Washington's Birthday (observed); Memorial Day; Independence Day; Labor Day; Columbus Day; Veteran's Day; Thanksgiving Day; and Christmas Day. See http://www.cs.ny.gov/attendance_leave

"OITS" shall mean the Office of Information Technology Services. This entity was formerly known as the Office for Technology (OFT)

"OSC" shall mean the Office of the State Comptroller.

"**Procurement Services Group (PSG)"** shall mean a division of the New York State Office of General Services which is authorized by law to issue centralized, statewide contracts for use by New York agencies, political subdivisions, schools, libraries and others authorized by law to participate in such contracts.

"Region 1" shall mean those counties within New York State that are not included in Regions 2 or Region 3.

"Region 2" shall mean the Mid-Hudson Region which contains Dutchess, Orange and Putnam Counties.

"Region 3" shall mean the New York City Metro Region which contains Nassau, Rockland, Suffolk, Westchester, Bronx, Kings, New York, Queens, and Richmond Counties.

"SBE" shall mean a Small Business Enterprise. A "New York State Small Business" is defined as a company that is a resident to New York State, independently owned and operated, with 100 or fewer employees, and not dominant in its field. See State Finance Law §160(8).

"S/M/WBE" shall mean Small, Minority and Women-Owned Business Enterprises (S/M/WBE).

"Shall" denotes the imperative in a contract clause or specification. Also see "Must."

"Slight Deviation" shall mean a deviation of no greater than 5% below the Hourly Wage Rate and any percentage above the Hourly Wage Rate, provided that the Hourly Bill Rate remains unchanged. This term shall only apply to the Hourly Wage Rate.

"Will" denotes the permissive in a contract clause or specification. Also see "May."

SECTION 2. STATEMENT OF WORK

2.1 OVERVIEW

Requests for placements, posting of Task Order Request Forms for Consultants under the HBITS Contract shall only be distributed to the "Active" Contractors, group of 20. All Contractors awarded under the HBITS Contract are expected to (but not required to) maintain a subcontractor network that may include New York State certified M/WBEs and SBEs.

All Executive Agency placements under the HBITS Contract shall go through the MSP, an HBITS focused group, housed within OGS, which will handle all administrative aspects of placing Consultants, including centralized billing and payment for all Executive Agency purchases; as well as several other key activities within the enhanced HBITS process detailed in Appendix F. This organization will serve as the central point of contact for the Contractor pool. The following sets forth a pictorial representation of how the Executive Agencies, the MSP and the Contractor will exchange information regarding opportunities.


Subcontractor Network (potential tier 2 M/WBE)*
Sub
Active Vendor Pool (potential direct M/WBE)
Waitlist
Managed Services Provider
To be housed within OGS
Agency 1
Agency 2
Agency 3
Agency 4
Agency 5
Agency x

*Model is illustrative; some vendors have sufficient in-house resources while others will sub-contract business to other vendors

All non-Executive Agency Authorized User placements under the HBITS Contract shall be predominately conducted by such Authorized User. Such entities are referred to as "Non-MSP Users."

2.2 HBITS ACQUISITION PROCESS

OGS reserves the right to change the processes set forth in this Section and Appendix F in non-material and substantive ways without seeking a contract amendment. The remainder of this Section details the HBITS acquisition process. Section 2.2.2 outlines the Non-MSP/Non-Executive Agency acquisition process. Additional details are set forth in Appendix F.

A high-level breakdown of responsibilities between the Executive Agency, the MSP (NYS OGS) and the Contractor(s) is located in the table below. Detailed Contractor requirements and process can also be found in Section 6 and Appendix F of this Contract.

Executive Agency Authorized User	***MSP (New York State/OGS)***	***Contractor(s)***
Internal agency approvals	Initial screen of Candidate Response Forms from Contractor pool	Recruiting and maintaining adequate M/WBE network
All necessary pre-approvals (for example; OFT, DOB)	Forward qualified Candidate Response Forms to Executive Agencies	Candidate identification, initial screening, pre-interviews
Set position requirements and specifications in the initial Task Order Request Form	• Solicit, receive and track Contractor Performance • Receive feedback from MSP Users • Communicate feedback to Contractor pool. • Facilitate potential Contractor meetings	Background checks, H-1B Visa validation, Candidate training, foreign education vetting as meeting additional security requirements, as necessary.
Candidate interviews	Monitor M/WBE metrics and provide to Executive Agencies	
Final hiring authority	Ensure consistency in documentation	
Certification of Consultant Time Sheets and verification of invoices.	Centralized Billing and Payment for MSP users	

2.2.1 HBITS Process For Executive Agencies

When a need is identified, an Executive Agency Authorized User is required to obtain all internal/control agency approvals necessary **prior** to initiating the HBITS process. Upon internal/control agency approvals, the Executive Agency Authorized User will inform the MSP of its need by submitting a completed Task Order Request Form (see Appendix F). The Task Order Request Form will identify the selected Job Titles needed, as well as requested qualifications.

The MSP will distribute an e-mail to all Active Contractors and post to the Contractor bulletin board the completed Task Order Request Forms. The MSP will accept responses to the Task Order Request Form from Active Contractors through 5:00PM EST on the tenth Business Day (exclusive of the day of transmission to the Contractors), unless it is titled as an "expedited" request through 5:00 PM on the fifth Business Day. Any requests for clarification on a Task Order Request Form must be submitted in writing to the MSP.

The Executive Agency Authorized User may request a minimum of one (1) and a maximum of (2) Candidate Response Forms per position from each Active Contractor. Once Candidate Response Forms have been collected, the MSP will review Hourly Bill Rates and ensure proposed qualifications are in accordance with the contract. Once reviewed the MSP will send the Candidate Response Forms to agencies for consideration. Hourly Bill Rates must satisfy the requirements of State Finance Law §163(10) (c). In addition, the MSP will review Candidate Response Forms to ensure that the proposed Candidates meet the mandatory qualifications specified in the Task Order Request Form. Executive Agency Authorized Users are not allowed to add additional "mandatory" qualifications to the Task Order Request Form other than those found in Appendix D for the requested job title and skill level. Candidate Response Forms that do not meet mandatory position requirements shall be rejected. The MSP may elect to perform additional screening of Candidate Response Forms. Upon completion of this screening, suitable Candidate Response Forms (up to 40) shall be passed on to the Executive Agency Authorized User by 5:00PM EST no later than on the second business day after the close of the submission period from Contractors (exclusive of receipt date).

The MSP shall use the following methodology to determine the total number of qualified Candidate Response Forms to be passed on to the Executive Agency Authorized User for each position sought:

a. If 10 – 40 qualified Candidates: 50% of the Candidate Response Forms with the lowest Hourly Bill Rates are forwarded to the Executive Agency Authorized User. If the 11th lowest Hourly Bill Rate is within 1% of the 10th lowest Hourly Bill Rate, that Candidate Response Form would also be forwarded to the Executive Agency Authorized User.

b. If 6 – 10 qualified Candidates: Candidate Response Forms with 5 lowest Hourly Bill Rates are forwarded to the Executive Agency Authorized User. If the 6th lowest Hourly Bill Rate is within 1% of the 5th lowest Hourly Bill Rate, that Candidate Response Form would also be forwarded to the Executive Agency Authorized User.

c. If 5 or fewer qualified Candidates: MSP will investigate and determine whether to restart process or forward all Candidate Response Forms.

The Executive Agency Authorized User must make every attempt to evaluate the Candidate Response Forms within five (5) business days of receipt and notify the Contractors via the MSP of Candidates selected for interview. The Executive Agency Authorized User shall interview at least the minimum number of Candidates for the number of positions sought in accordance with the below table. An Executive Agency Authorized User is required to interview the three (3) Candidates with the highest score resulting from the preliminary technical evaluation before it may select a lower ranked Candidate for the position.

Number of Positions Sought through a Single Task Order	***Minimum Number of Candidate Interviews***
1	3
2	5
3	6
4	8
5	10

Upon submission for a specified Task Order Request Form, a Contractor cannot submit the same Candidate for another position until such Candidate is released from consideration by the Authorized User. By the end of the five (5) business days after the MSP forwards the applicable Candidate Response Forms, the Executive Agency Authorized User will notify the MSP of the preliminary technical evaluation results, and the MSP will then inform the Contractors of their Candidates' status (interview requested or released). The MSP will not schedule interviews on behalf of the Executive Agency Authorized User. If the Executive Agency Authorized User does not notify the MSP of the preliminary technical evaluation results within five (5) business days, the Candidates shall be deemed released. If a Candidate is released, the Contractor may resume submitting name for other requests. Candidates selected for interview will not be considered released until the final selection is made by the Authorized User.

The Executive Agency Authorized User reserves the right to reject all Candidate Response Forms provided by the Active Contractors. In this case, the MSP may re-post the Task Order Request Form to the Active Contractor pool for Candidate Response Forms.

Circumstances may arise in which an Executive Agency Authorized User has an urgent HBITS need. In this case the Executive Agency Authorized User will indicate on the Task Order Request Form that a five (5) business day turnaround time is required for Contractors to return Candidate Response Forms. This will occur in limited circumstances and is subject to written pre-approval by the MSP. The failure of an Executive Agency Authorized User to plan for expected gaps in HBITS services shall not be considered as an adequate justification to receive approval for the five (5) business day turnaround time.

In the event that two Active Contractors submit the same Candidate for the same request, only the Contractor with the lower Hourly Bill Rate shall be considered. In the event a Candidate is submitted for different requests with overlapping schedules, only the submission to the earliest announced request shall be considered. In neither case will the Contractor that submitted the rejected Candidate Response Form be permitted to resubmit a new Candidate.

2.2.2 HBITS Process for Non-MSP (Non-Executive Agency) Users

When a need is identified, a Non-Executive Agency Authorized User is required to obtain all internal/control agency approvals necessary **prior** to initiating the HBITS process; see Appendix F for process. Upon internal/control agency approvals, the Non-Executive Agency Authorized User will complete a Task Order Request Form and send it to the MSP for dissemination. The Task Order Request Form will identify the selected Job Titles needed, as well as additional requested qualifications as dictated on the Task Order Request Form. The Non-Executive Agency Authorized User does **not** send the Task Order Request Form directly to the Active Contractors.

The MSP will distribute an e-mail to all Active Contractors and post to the Contractor bulletin board the completed Task Order Request Forms. However, the Non-Executive Agency Authorized User will accept Candidate Response Forms, instead of the MSP, directly from the Active Contractors through 5:00PM EST on the tenth Business Day (exclusive of the day of transmission to the Contractors). **Non-Executive Agency Authorized Users shall not be allowed to request a five (5) business day turnaround time for Contractors to propose Candidates.** Any requests for clarification on a Task Order Request Form must be submitted in writing to the agency contact name identified in the Task Order Request Form.

The Non-Executive Agency Authorized User may request a minimum of one (1) and a maximum of (2) Candidate Response Forms per position from each Active Contractor. Once Candidate Response Forms have been collected, the Non-Executive Agency Authorized User will review to determine if the proposed Candidates meet the mandatory qualifications specified in the Task Order Request Form. Non-Executive Agency Authorized Users are prohibited from requiring additional "mandatory" qualifications to the Task Order Request Form other than those set forth in Appendix F for the requested job title and skill level. The Non-Executive Agency Authorized User may perform additional screening of Candidate Response Forms if it chooses to do so. Upon completion of this screening, the Non-Executive Agency Authorized User shall begin evaluation of the suitable Candidates no later than the second business day after the close of the submission period from Contractors (exclusive of receipt date).

The Non-Executive Agency Authorized User shall use the following methodology to determine the total number of suitable resumes to be technically evaluated for each position sought:

1. If 10 – 40 qualified Candidates: 50% of the Candidate Response Forms with the lowest Hourly Bill Rates are to be technically evaluated. If the 11th lowest Hourly Bill Rate is within 1% of the 10th lowest Hourly Bill, that Candidate Response Form would also be evaluated.
2. If 6 – 10 qualified Candidates: Candidate Response Forms with the five lowest Hourly Bill Rates are to be technically evaluated. If the sixth lowest Hourly Bill Rate is within 1% of the fifth lowest Hourly Bill Rate, that Candidate Response Form would also be evaluated.
3. If five or fewer qualified Candidates: Non-Executive Agency Authorized User will investigate and determine whether to restart process or forward all Candidate Response Forms for technical evaluation.

The Non-Executive Agency Authorized User shall interview the minimum number of Candidates for the number of positions sought in accordance with the below table. A Non- Executive Agency Authorized User is required to interview the three (3) Candidates with the highest score resulting from the Preliminary Technical Evaluation before it may select a lower ranked Candidate for the position.

Number of Positions Sought through a Single Task Order	***Minimum Number of Candidate Interviews***
1	3
2	5
3	6
4	8
5	10

Upon submission, a Contractor cannot submit the same Candidate for another position until such Candidate is released from consideration. By the end of the five (5) business days, the Non-Executive Agency Authorized User will notify the Active Contractors of the results from the preliminary technical evaluation and inform the Contractors of their Candidates' status (interview requested or released). If the Non-Executive Agency Authorized User does not notify the Active Contractors of the evaluation results within five (5) business days after the close of the submission period, the Candidates shall be deemed released. If a Candidate is released, the Contractor may resume submitting such candidate's name for other requests. Candidates selected for interview will not be considered released until the selection is made. The MSP will not schedule interviews on behalf of the Non-Executive Authorized User.

The Non-Executive Agency Authorized User reserves the right to reject all Candidate Response Forms provided by the Active Contractors. In this case, the Non-Executive Agency Authorized User may re-engage the Active Contractor pool for Candidate Response Forms.

2.3 HOURLY RATES

Hourly Bill Rates shall be as set forth in Appendix D. Hourly Bill Rates are not negotiated at the time of placement. A Contractor may only modify its Hourly Bill Rates via a formal amendment to this Contract. Hourly Bill Rates established in the Contract is a factor considered by the MSP and Non-Executive Agency Authorized Users when selecting Candidate Response Forms for Executive Agency Authorized User consideration.

2.3.1 Hourly Wage Rate Deviation

To allow the selected Contractors to better manage both their cost and the quality of Candidates, , the Contract permits the payment of a Slight Deviation to the Hourly Wage Rates as set forth in Appendix D when proposing Candidates to Authorized Users, **provided that the Contracted Hourly Bill Rate remains unchanged** (see Section 1.3 for definitions). The Hourly Wage Rate refers to the actual hourly rate paid to the employee (direct or sub-contractor). Authorized Slight Deviations are set forth in Appendix D.

2.4 ENGAGEMENT DURATION

Engagements under the HBITS Contract shall be a minimum of 2 months and a maximum of 24 months in length. There will be no optional extensions for individual Engagements.

2.5 ACTIVE AND WAITLIST CONTRACTORS; CONTRACTOR PERFORMANCE EVALUATION PROCESS

OGS will maintain twenty (20) Active Contractors and up to five (5) Waitlisted Contractors at any given point during the HBITS Contract. Contractors will be evaluated on their performance as stated in Section 6.4 and Appendix F of this Contract on an annual basis. The Contractor Performance Evaluation Form and process can be found in Appendix F.

As a result of this evaluation, the five (5) Active Contractors with the lowest performance scores will be moved to the Waitlist at the end of each Contract year and the five (5) Waitlisted Contractors will be moved to Active status. This performance cycle will repeat at the end of each 12 month period; a Contractor will not be on the Waitlist for more than one (1) year at a time.

In the event of a tie amongst the five (5) Active Contractors with the lowest performance scores, the MSP will compare each Contractor's rates in Appendix D by calculating a weighted average Hourly Bill Rate based on that evaluation period. The Contractor with the lower weighted average Hourly Bill Rate will retain its position on the Active list. The weighted average Hourly Bill Rate is determined as follows:

Engagement Number	***Job Title/Skill Level/Skill Demand***	***Contractor's Hourly Bill Rate for specific engagement as denoted at the end of Evaluation Period***	***Final Cost = 1 Times Hourly Bill Rate***
1	Job Title/Skill Level/Skill Demand	$XX.XX	$XX.XX
2	Job Title/Skill Level/Skill Demand	$XX.XX	$XX.XX
3	Job Title/Skill Level/Skill Demand	$XX.XX	$XX.XX
4	Job Title/Skill Level/Skill Demand	$XX.XX	$XX.XX
.....	Job Title/Skill Level/Skill Demand	$XX.XX	$XX.XX
Nth Value	Job Title/Skill Level/Skill Demand	$XX.XX	$XX.XX
	Total Cost (weighted average Hourly Bill Rate) Equals:		**Sum of Final Cost for All Engagements**

The following table contains the start and end dates for each evaluation period:

Start of Contractor Evaluation Period	***End of Contractor Evaluation Period***	***MSP Evaluation and Determination of Active/Waitlisted Contractors***
Contract Month 1	Contract Month 11	No later than end of Contract Month 12
13	23	24
25	35	36
37	47	48
49	59	60

The figure below illustrates a possible scenario, showing how the Waitlisted Contractors will shift based on the performance scores of the Active Contractors between Contract Years 1 and 2.

Contract Year 1 Begin
Active Contractors
Contractor 1
Contractor 2
Contractor 3
Contractor 4
Contractor 5
Contractor 6
Contractor 7
Contractor 8
Contractor 9
Contractor 10
Contractor 11
Contractor 12
Contractor 13
Contractor 14
Contractor 15
Contractor 16
Contractor 17
Contractor 18
Contractor 19
Contractor 20
Waitlist Contractors
Contractor 21
Contractor 22
Contractor 23
Contractor 24
Contractor 25

End of Contract Year 1 Performance Evaluation	
Active Contractors	**Performance Score**
Contractor 1	100
Contractor 2	90
Contractor 3	92
Contractor 4	78
Contractor 5	98
Contractor 6	98
Contractor 7	94
Contractor 8	82
Contractor 9	100
Contractor 10	95
Contractor 11	97
Contractor 12	65
Contractor 13	75
Contractor 14	100
Contractor 15	98
Contractor 16	100
Contractor 17	98
Contractor 18	72
Contractor 19	85
Contractor 20	90
Waitlist Contractors	
Contractor 21	
Contractor 22	
Contractor 23	
Contractor 24	
Contractor 25	

Contract Year 2 Begin
Active Contractors
Contractor 1
Contractor 2
Contractor 3
Contractor 5
Contractor 6
Contractor 7
Contractor 9
Contractor 10
Contractor 11
Contractor 14
Contractor 15
Contractor 16
Contractor 17
Contractor 19
Contractor 20
Contractor 21
Contractor 22
Contractor 23
Contractor 24
Contractor 25
Waitlist Contractors
Contractor 4
Contractor 8
Contractor 12
Contractor 13
Contractor 18

The second figure below illustrates a possible scenario, showing how the Waitlisted Contractors will shift based on the performance scores of the Active Contractors between Contract Years 2 and 3.

Contract Year 2 Begin
Active Contractors
Contractor 1
Contractor 2
Contractor 3
Contractor 5
Contractor 6
Contractor 7
Contractor 9
Contractor 10
Contractor 11
Contractor 14
Contractor 15
Contractor 16
Contractor 17
Contractor 19
Contractor 20
Contractor 21
Contractor 22
Contractor 23
Contractor 24
Contractor 25
Waitlist Contractors
Contractor 4
Contractor 8
Contractor 12
Contractor 13
Contractor 18

End of Contract Year 2 Performance Evaluation	
Active Contractors	**Performance Score**
Contractor 1	98
Contractor 2	84
Contractor 3	90
Contractor 5	92
Contractor 6	88
Contractor 7	76
Contractor 9	100
Contractor 10	**68**
Contractor 11	100
Contractor 14	**71**
Contractor 15	92
Contractor 16	**65**
Contractor 17	84
Contractor 19	82
Contractor 20	**58**
Contractor 21	90
Contractor 22	**70**
Contractor 23	89
Contractor 24	95
Contractor 25	99
Waitlist Contractors	
Contractor 4	
Contractor 8	
Contractor 12	
Contractor 13	
Contractor 18	

Contract Year 3 Begin
Active Contractors
Contractor 1
Contractor 2
Contractor 3
Contractor 5
Contractor 6
Contractor 7
Contractor 9
Contractor 11
Contractor 15
Contractor 17
Contractor 19
Contractor 21
Contractor 23
Contractor 24
Contractor 25
Contractor 4
Contractor 8
Contractor 12
Contractor 13
Contractor 18
Waitlist Contractors
Contractor 10
Contractor 14
Contractor 16
Contractor 20
Contractor 22

A Contractor is not guaranteed business within the State; even if selected for Active Contractor status. Further, a Contractor must meet compliance standards and perform adequately in order to retain the Active designation for the entire 12 month period.

Contractor and Authorized Users agree that only Active Contractors shall receive solicitations from Authorized Users of this Contract. A Contractor that is designated as a Waitlisted Contractor agrees it shall not accept or respond to solicitations issued under this Contract during such designation. No Authorized Users (Executive Agencies or Non-Executive Agencies) shall be permitted to solicit Contractors on the Waitlist for new services under this Contract. Responses to a solicitation from an Active Contractor that is moved to the Waitlist are eligible for award provided the solicitation was commenced prior to the date the Active Contractor was moved to the Waitlist. However, any existing engagements with an Active Contractor that is moved to the Waitlist will survive the Waitlist period, unless otherwise terminated by the Authorized User.

OGS intends to maintain pools of 20 Active Contractors and five (5) Waitlisted Contractors. The State reserves the right to decrease the size of each pool. Such reduction may occur as a result of Contract termination, merger and acquisitions, etc.

Contractor agrees that an Active or Waitlisted Contractor is prohibited from subcontracting through any other HBITS Contractor.

SECTION 3. SERVICE GROUPS AND JOB TITLES

All Job Titles, Levels, and Skill Demands are defined in Appendix D, Pricing Schedules.

3.1 SERVICE GROUP 1, STANDARD TITLES

For Service Group 1, the Contractor has provided OGS, via Appendix D, the following information for each job title:

1. Hourly Wage Rates for all listed Job Titles at four distinct experience levels labeled **Junior, Mid-Level, Senior and Expert**; and for two demand levels, **Normal Demand and High Demand** hourly rate.

    a. **Normal demand** is defined as technologies and skills of a low to normal technical level, and/or there is a high supply and low demand for resources with the technology or skill

    b. **High Demand** is defined as technologies or skills of a high technical level, and/or the technology is new, and/or there is a low supply and a high demand for resources with the technology or skill

    c. Skill Demands, located in Appendix D, sets forth the listing of technologies and/or skills that the State considers Normal or High Demand.

2. Hourly Wage Rates and Standard Title Markup percentage for each of the three (3) Regions are identified in Appendix D.

3.2 SERVICE GROUP 2, SOFTWARE/HARDWARE SPECIFIC TITLES

For Service Group 2, the Contractor has provided OGS, via Appendix D, the following information for each job title:

1. Hourly Wage Rates for all listed Job Titles

2. Hourly Wage Rates and Software/Hardware Specific Markup percentage for each of the three (3) Regions identified in Appendix D

Service Group 2 does <u>not</u> contain the four distinct experience levels (Junior, Mid-Level, Senior and Expert), as referenced in Service Group 1.

3.3 HOURLY WAGE RATES AND TRAVEL

The Hourly Wage Rates shall be deemed **EXCLUSIVE** of travel, meals and lodging (see Section 5.19.2 for detailed terms on travel, meals and lodging). The Contractor agrees that Consultants shall not be separately reimbursed for expenses incurred for travel to and from a designated work location (commuting expenses). The Contractor agrees that it shall submit for travel, meals and lodging reimbursement only when it has received the prior written approval from the Authorized User for such travel in accordance with this Contract.

SECTION 4. DISPUTES

4.1 DISPUTE RESOLUTION POLICY

For the period after the Office of the State Comptroller's approval of the HBITS Contract and the end of this HBITS Contract, a Contractor is directed to the following site: http://www.ogs.ny.gov/BU/PC/Docs/VendorDisputePolicy.pdf for the OGS dispute resolution policy.

SECTION 5. TERMS AND CONDITIONS

5.1 CONTRACT PERIOD

This Contract shall commence five (5) days after approval by OSC, effective upon mailing by OGS and shall be in effect for five (5) years with the State's sole option to extend for a period not to exceed one (1) year. Notwithstanding the

termination of this Contract pursuant to the above stated term, the terms and conditions hereof shall be effective and binding for all Authorized User engagements entered into before the termination hereof.

The Contract term may be adjusted forward beyond two months; only with the approval of the successful Bidder. If, however, the Bidder is not willing to accept an adjustment of the Contract term beyond the two month period, the State reserves the right to proceed with an award to another Bidder.

5.2 GENERAL REQUIREMENTS

1. Contractor will maintain an adequate organizational structure and resources sufficient to discharge its contractual responsibilities including time sheets, invoicing, billing and personnel issues as evidenced by compliance with the requirements and procedures set forth in this Contract and according to standard operating procedures established by the Authorized Users;
2. Contractor will continue to be able to conduct business in NYS, pay taxes and be financially sound to fulfill obligations of this Contract as evidenced by information in its recertified standard vendor responsibility questionnaire in accordance with Section 5.12 and independently acquired information;
3. Contractor will notify the State in writing of any relevant changes in a Consultant's status using the Task Order Modification Request form set forth in Appendix F. Change include but are not limited to Consultant schedule change, change in visa status, etc.;
4. Contractor will enforce all terms and conditions of this Contract with all independent contractors and subcontractors. The Contractor will retain full responsibility for the performance of subcontracted employees or independent contractors under this Contract, such as a failure to fulfill the terms and conditions.
5. The State shall not be liable for any expense incurred by the Contractor or Consultant as a consequence of any traffic infraction or parking violations attributable to employees or agents of the Contractor.

5.3 APPENDICES

5.3.1 APPENDIX A
Appendix A, Standard Clauses For New York State Contracts, dated December 2011, attached hereto, is hereby expressly made a part of this Contract as fully as if set forth at length herein.

5.3.2 APPENDIX B
Appendix B, Office of General Services General Specifications, dated July 2006, attached hereto, is hereby expressly made a part of this Contract as fully as if set forth at length herein and shall govern any situations not covered by this Bid Document or Appendix A.

5.3.2.1 APPENDIX B AMENDMENTS
Appendix B is amended as follows:

1. **Section 4, Conflict of Terms, of Appendix B is deleted and replaced with the following:**

   The following shall be incorporated into the resulting Contract. Other documents may be identified for inclusion during the course of the solicitation process. Conflicts among the documents shall be resolved in the following order of precedence:

   1. Appendix A, Standard Clauses for New York State Contracts;
   2. The resulting Contract;
   3. Appendix B, General Specifications; and
   4. Other Appendices as deemed necessary.

2. **Section 38 (Contract Creation/Execution) is deleted and replaced with the following:**

   Reserved.

3. **Section 60 (Termination) is hereby amended through the addition of a new (e):**

(e) Cancellation by Authorized User for Convenience

An Authorized User retains the right to cancel a Purchase Order for convenience upon at least thirty (30) calendar days written notice to Contractor without penalty or other early termination charge. This provision should not be understood as waiving the State's right to terminate the contract for cause or stop work immediately for unsatisfactory work, but is supplementary to that provision. If the Purchase Order is cancelled pursuant to this section, the Authorized User shall remain liable for all accrued but unpaid charges incurred through the date of cancellation.

4. Section 62 (Contract Billings) is deleted and replaced with the following language:

62. CONTRACT BILLINGS AND PAYMENTS FOR AUTHORIZED USERS THAT UTILIZE MANAGED SERVICES PROVIDER:

a) Billings. Contractor shall provide complete and accurate billing invoices to the Office of General Services in order to receive payment. Billing invoices submitted to OGS must contain all information required by the Contract and the State Comptroller or other appropriate fiscal officer. Submission of an invoice and payment thereof shall not preclude the OGS Commissioner from requesting reimbursement or demanding a price adjustment in any case where the Product delivered is found to deviate from the terms and conditions of the Contract or where the billing was inaccurate. Contractor shall provide, upon request of the Commissioner, any and all information necessary to verify the accuracy of the billings. Such information shall be provided in the format requested by the Commissioner and in a media commercially available from the Contractor. The Commissioner may direct the Contractor to provide the information to the State Comptroller or to any Authorized User of the Contract.

b) The OGS and Contractor agree that payments for invoices submitted by the Contractor shall only be rendered electronically unless payment by paper check is expressly authorized by the Commissioner, in the Commissioner's sole discretion, due to extenuating circumstances. Such electronic payments shall be made in accordance with ordinary State procedures and practices. The Contractor shall comply with the State Comptroller's procedures to authorize electronic payments. Authorization forms are available at the State Comptroller website at www.osc.state.ny.us, by e-mail at epunit@osc.state.ny.us, or by telephone at 518-486-1255. Contractor acknowledges that it will not receive payment on any invoices submitted under this Contract that are payable by the State Comptroller if it does not comply with the State Comptroller's electronic payment procedures, except where the Commissioner has expressly authorized payment by paper check as set forth above.

c) CONTRACT BILLINGS AND PAYMENTS FOR AUTHORIZED USERS THAT DO NOT UTILIZE MANAGED SERVICES PROVIDER:

(i) Billings. Contractor shall provide complete and accurate billing invoices to each non-Executive Agency Authorized User in order to receive payment. Billing invoices submitted to a Non-Executive Agency Authorized User must contain all information required by the Contract and the State Comptroller or other appropriate fiscal officer. Submission of an invoice and payment thereof shall not preclude the Commissioner from requesting reimbursement or demanding a price adjustment in any case where the Product delivered is found to deviate from the terms and conditions of the Contract or where the billing was inaccurate. Contractor shall provide, upon request of the Non-Executive Agency Authorized User, any and all information necessary to verify the accuracy of the billings. Such information shall be provided in the format requested by the Non-Executive Agency Authorized User and in a media commercially available from the Contractor. The Non-Executive Agency Authorized User may direct the Contractor to provide the information to the State Comptroller or to any Authorized User of the Contract.

(ii) Payment of Contract purchases made by a Non-Executive Agency Authorized User when the State Comptroller is responsible for issuing such payment: The Non-Executive Agency Authorized User and Contractor agree that payments for invoices submitted by the Contractor shall only be rendered electronically unless payment by paper check is expressly authorized

by the Commissioner, in the Commissioner's sole discretion, due to extenuating circumstances. Such electronic payments shall be made in accordance with ordinary State procedures and practices. The Contractor shall comply with the State Comptroller's procedures to authorize electronic payments. Authorization forms are available at the State Comptroller website at www.osc.state.ny.us, by e-mail at epunit@osc.state.ny.us, or by telephone at 518-486-1255. Contractor acknowledges that it will not receive payment on any invoices submitted under this Contract that are payable by the State Comptroller if it does not comply with the State Comptroller's electronic payment procedures, except where the Commissioner has expressly authorized payment by paper check as set forth above. This does not apply for Payment of Contract purchases made by a Non-Executive Agency Authorized User when the State Comptroller is not responsible for issuing such payment.

(iii) Payment of Contract purchases made by a Non-Executive Agency Authorized User when the State Comptroller is not responsible for issuing such payment: The Non-Executive Agency Authorized User and Contractor agree that payments for such Contract purchases shall be billed directly by Contractor on invoices/vouchers, together with complete and accurate supporting documentation as required by the Non-Executive Agency Authorized User. Such payments shall be as mandated by the appropriate governing law from the receipt of a proper invoice. Such Non-Executive Agency Authorized User and Contractor are strongly encouraged to establish electronic payments.

5.3.3 APPENDIX C

Appendix C, Contractor's Executive Law, Article 15-A (M/WBE) Requirements, attached hereto, is hereby expressly made a part of this Contract as fully as if set forth at length herein.

5.3.4 APPENDIX D

Appendix D, Pricing Schedules, attached hereto, is hereby expressly made a part of this Contract as fully as if set forth at length herein.

5.3.5 APPENDIX E

Appendix E, Report of Contract Purchases, attached hereto, is hereby expressly made a part of this Contract as fully as if set forth at length herein. OGS reserves the right to make unilateral changes to this report of Contract Purchases document without seeking the prior written approval of the Department of Law or OSC.

5.3.6 APPENDIX F

Appendix F, HBITS Processes and Forms, attached hereto, is hereby expressly made a part of this Contract as fully as if set forth at length herein. The Parties agree that the processes and forms set forth in this appendix may be updated as necessary, such as to facilitate the development of a web portal or other automated systems. OGS reserves the right to make changes to these processes and forms without seeking the prior written approval of the Department of Law or OSC, however, OGS agrees that any such changes shall comply with the terms and conditions of this Contract and not be material or substantive in nature. The Parties agree that detailed instructions for the completion of these forms shall be set forth in the "How to Use" document presented on the OGS web site or as part of the web portal or other automated system. Form 8, Monthly Report, shall be submitted electronically in Microsoft Excel 2007 or higher format, which will be separately provided by OGS.

5.3.7 APPENDIX G

Appendix G, Contract Administrators, Toll-Free Number and Webcasting Technologies, attached hereto, is hereby expressly made a part of this Contract as fully as if set forth at length herein. The Contractor agrees to keep this information current. The Parties reserve the right to update this appendix without seeking the prior written approval of the Department of Law or OSC.

5.4 SHORT TERM EXTENSION

In the event the replacement contract has not been issued, any contract let and awarded hereunder by the State may be extended unilaterally by the State for an additional period of up to one month upon notice to the Contractor with the same terms and conditions as the original contract including, but not limited to, quantities (prorated for such one month extension), prices, and delivery requirements. With the concurrence of the Contractor, the extension may be for a

period of up to three months in lieu of one month. However, this extension terminates should the replacement contract be issued in the interim.

5.5 CANCELLATION

5.5.1 Cancellation by Authorized Users for Cause

The Authorized User's rights to cancel a Purchase Order for cause are set forth in Appendix B, §60(a). The Authorized User's rights to seek remedies for Contract breach are set forth in Appendix B, §65.

5.5.2 Cancellation by Authorized Users for Convenience

Please see Appendix B, § 60.

5.6 PERFORMANCE AND BID BONDS

There are no BONDS for this Contract. In accordance with Appendix B, §58 "Performance/Bid Bond," the Commissioner of OGS has determined that no performance, payment or Bid bond, or negotiable irrevocable letter of credit or other form of security for the faithful performance of the Contract shall be required at any time during the Initial Term, or any renewal term, for this Contract.

5.7 LIQUIDATED DAMAGES

The only liquidated damages in this Contract are set forth in Section 6.5.4 and Appendix C.

5.8 CONTRACT AMENDMENT PROCESS

During the term of the Contract, the Contract may be amended as changes occur within the industry. OGS reserves the right to consider amendments which are not specifically covered by the terms of the Contract but are judged to be in the best interest of the State. OGS, an Authorized User, or the Contractor may suggest amendments. All amendments are subject to approval by the Department of Law and OSC.

The Parties reserve the right to amend the Contract to update the listing of Normal and High Demand technologies at a later date to reflect technology changes. Contracts amendments shall be subject to the prior written approval of the Department of Law and OSC.

5.9 GENERAL DESCRIPTION CONTRACTS

This Contract is a "PR" Contract. This type of Contract is for the provision of consultant services, as defined in State Finance Law, which an Authorized User utilizes on an intermittent basis. Purchase orders under this type of Contract are issued:

a) To a given Contractor for a specific term;

b) For either a fixed amount (if known) or a not-to-exceed amount (if known).

Payments are then made each month against the purchase order for actual expenditures.

5.10 NON-STATE AGENCIES PARTICIPATION IN CENTRALIZED CONTRACTS AND EXTENSION OF USE

New York State political subdivisions and others authorized by New York State law may participate in centralized contracts established by OGS. These include, but are not limited to local governments, public authorities, public school and fire districts, public and nonprofit libraries, and certain other nonpublic/nonprofit organizations. See State Finance Law §163(1) (k) and Appendix B, §39 Participation in Centralized Contracts. For purchase orders issued by the Port Authority of New York and New Jersey (or any other authorized entity that may have delivery locations adjacent to New York State), services to be provided may include locations adjacent to New York State.

In order for services to be extended to additional States or governmental jurisdictions there must be mutual written agreement between New York State (the lead Contracting State) and the Contractor. Political subdivisions and other authorized entities within each participating State or governmental jurisdiction may also participate in any resultant Contract if such State normally allows participation by such entities. New York State reserves the right to negotiate additional discounts based on any increased volume generated by such extensions.

Upon request, all eligible non-State agencies must furnish the Contractor(s) with the proper tax exemption certificates and documentation certifying eligibility to use State Contracts. A list of categories of eligible entities is available on the OGS web site (http://www.ogs.state.ny.us/purchase/snt/othersuse.asp). Questions regarding an organization's eligibility to purchase from New York State Contracts may also be directed to OGS Procurement Services Group's Customer Services at 518-474-6717.

Contractors are encouraged to voluntarily extend service Contracts to those additional entities authorized to utilize commodity Contracts under State Finance Law §163(3) (iv), as per Appendix B, §39(c).

5.11 USE OF CONTRACT BY STATE AGENCIES, POLITICAL SUBDIVISIONS AND OTHER AUTHORIZED USERS
In order to use this Contract, an Authorized User must follow the procedures and methods described in Section 2.2 and Appendix F in order to obtain Services from the HBITS Contracts. Failure of an Authorized User to follow such procedures and methods can result in withdrawal of approval for use of centralized contracts.

5.12 NEW YORK STATE VENDOR RESPONSIBILITY QUESTIONNAIRE FOR-PROFIT BUSINESS ENTITY (QUESTIONNAIRE)
Contractor agrees that if it is found by the State that Contractor's responses to the Questionnaire were intentionally false or intentionally incomplete, on such finding, OGS may terminate the Contract. In no case shall such termination of the Contract by the State be deemed a breach thereof, nor shall the State be liable for any damages for lost profits or otherwise, which may be sustained by the Contractor as a result of such termination.

Contractor agrees it shall recertify its Questionnaire no later than the end of the eleven month of each Contract year. For example, if the Contract is approved by OSC on July 1st and takes effect on July 6th, then the Contractors shall recertify its Questionnaire no later than May 31st.

5.13 METHOD OF PAYMENT

5.13.1 Method of Payment for MSP Users
This section only applies to Executive Agency Authorized Users that must utilize the MSP. The Parties acknowledge that it is anticipated that the method of submitting documents for payment will change from a paper based system to an online system during the Contract term. The MSP reserves the right to request additional information from the Contractor or the Executive Agency Authorized User.

Contractor shall invoice OGS, not the Executive Agency Authorized Users, monthly in arrears for all Services actually rendered during such month for the benefit of all Executive Agency Authorized Users. The Contractor shall prepare a single invoice and a single Monthly Report for each payment period no later than the 15th of the following month.

The invoice for payment shall include the following minimum information: Contract identification number; the names of each Executive Agency Authorized User that acquired Services; Task Order numbers; time period billed; and aggregate amount billed for each Executive Agency Authorized User and aggregate amount billed for the time period. Invoices for payment shall be submitted to OGS on a New York State Standard Voucher or company invoice or other approved document for Services satisfactorily completed during that month. Bi-weekly or weekly billing for Services actually rendered is not allowed under this Contract.

Invoice questions can be referred to **Claimsunit@OGS.NY.GOV and** the invoice shall be submitted to:

New York State Office of General Services
Division of Financial Administration
Re: HBITS Payment
PO Box 2117 - ESP Station
Albany, NY 12220-0117

The Contractor shall also complete and submit a single Monthly Report using the format set forth in Appendix F. Such Monthly Report shall present the information broken down by each Executive Agency Authorized User, Task Order number and Consultant. The Monthly Report shall include, but not be limited to the following information: location where Service was performed; service group; job title; skill level; skill demand; total hours worked during billing period;

Hourly Wage Rate, Markup, Hourly Bill Rate, and total amount billed. The MSP reserves the right to request additional information. The Monthly Report should match the invoice submitted to OGS. The MSP shall provide the Monthly Report to the Executive Agency Authorized User for use in validate the amounts invoiced. The Executive Agency Authorized User shall be responsible for validating the time worked for each Consultant using its internal time and attendance records and the Monthly Report.

Monthly report questions can be referred to HBITS@ogs.ny.gov and the **Monthly Report** (Form 8) shall be submitted to:

NYS Office of General Services
Attn: HBITS Contract Manager
Corning Tower, 38th Floor
Empire State Plaza
Albany, NY 12242-0064

The MSP reserves the right to request that the Contractor submit time records with signatures or other approvals, which will include the daily hours worked by the respective Consultants. If requested, the Contractor agrees it shall provide such time records within five business days of the request.

The MSP reserves the right to request from the Contractor additional documentation of the Services rendered to an Authorized User on any related invoice or Monthly Report, as needed.

Timeliness of payment and any interest for late payment to be paid to the Contractor(s) is governed by Appendix B, Clause 62, Contract Billings (as amended) and Clause 64, Interest on Late Payments.

Payment of purchases made by Executive Agency Authorized Users under this Contract shall be the sole responsibility of OGS. The Contractor(s) shall bill OGS directly on vouchers authorized by OGS. After payment to the Contractor, OGS shall bill the Executive Agency Authorized Users for the Services obtained under this Contract. The Executive Agency Authorized User agrees it will undertake the necessary actions to facilitate timely payment to OGS for the Services received. The Executive Agency Authorized User shall review and validate the payment of invoices for Services received. If there are discrepancies between its internal records and the Monthly Report, it shall promptly notify the MSP and participate in the resolution of such discrepancy.

The Parties agree that if the resolution of a discrepancy occurs after OGS has made payment for an invoice, OGS shall adjust the Contractor's subsequent month's bill accordingly.

5.13.2 Method of Payment for Non-MSP Users

Contractor shall invoice the Non-Executive Agency Authorized User, monthly in arrears, for all Services actually rendered for the benefit of the Non-Executive Agency Authorized User, with appropriate invoices with full supporting detail(s) to the Non-Executive Agency Authorized User's reasonable satisfaction. Invoices for payment shall be submitted to the Non-Executive Agency Authorized User at the end of each month on a New York State Standard Voucher or company invoice, or other approved document for Services satisfactorily completed during that month. Bi-weekly or weekly billing for services actually rendered is not allowed.

At a minimum, said invoicing will include the Contract ID number, the name of the Non-Executive Agency Authorized User, the location where service was performed, the name of the Consultant, the Hourly Wage Rate, markup percentage, Hourly Bill Rate (hourly wage rate times Markup) and, either in its body or as an attachment shall itemize services performed during that month, name(s) of individuals(s) being billed along with total hours worked for the given billing period, for each individual, signed by the Contractor. The Non-Executive Agency Authorized User reserves the right to request that time sheets with signatures, which will include the daily hours worked by the respective Consultants, to be attached to invoices as backup. The Non-Executive Agency Authorized User will be obligated to review and validate all invoices submitted by the Contractor.

Timeliness of payment and any interest to be paid to the Contractor(s) is governed by Appendix B, §62, Contract Billings and 64, Interest on Late Payments.

Payment of purchases made by Non-Executive Agency Authorized Users under this Contract shall be the sole responsibility of the Non-Executive Agency Authorized User and the Contractor(s) shall bill the Non-Executive Agency Authorized User directly on vouchers authorized by such Non-Executive Agency Authorized User.

5.13.3 Other Payment Information

Upon request, all eligible Non-Executive Agencies must furnish Contractor(s) with the proper tax exemption certificates. Contractor(s) is encouraged to voluntarily extend service Contracts to those additional entities authorized to utilize commodity Contracts under Section 163(3) (iv) of the Procurement Act of 1995, as per Appendix B, §39(c).

5.14 SERVICES WARRANTY

The Authorized User shall have the right to interview a Candidate, either in-person, by telephone, and/or via webcasting, to determine his/her qualifications. The qualifications must reflect the position of the specific job title requested. The Authorized User reserves the right to reject the Candidate if the Authorized User determines that the Candidate is not qualified based on the referenced job title, skill level and the mandatory requirement from Appendix D.

To ensure all services conform to Contract specifications, the Contractor shall implement quality control procedures and a quality assurance plan. Upon request, the Contractor must provide this quality assurance plan to OGS within 20 business days of such request.

Contractor shall warrant that the services acquired under this Contract will be provided in a professional manner in accordance with industry standards. The Authorized User must notify Contractor of any services warranty deficiencies within ninety (90) calendar days from performance of the services that gave rise to the warranty claim.

5.15 SUBCONTRACTORS

Subcontractor is defined in Appendix B, §5. Contractor agrees that all Contracts between the Contractor and its Subcontractors shall be by bona fide written Contract. Contractor further agrees that such bona fide written Contract shall mandate compliance with the terms and conditions of this Contract. Contractor further agrees that it shall be fully liable for Subcontractor(s)' performance and compliance with all Contract terms and conditions. **Contractor is required to identify any and all subcontractors involved with the placement of a Consultant with an Authorized User. This includes subcontractors that are directly paying the Hourly Wage Rate to the hired Consultant.** A Contractor shall also identify if any subcontractor is a New York State certified M/WBE. A Contractor serving as a Prime Contractor under the HBITS Contract is prohibited from also serving as a subcontractor to another Prime Contractor under the HBITS Contract.

Contractor shall include in all subcontracts relating to this Contract, in such a manner that they will be binding upon each subcontractor with respect to work performed in connection with the Contract, provisions specifying:

- That the work performed by the subcontractor must be in accordance with the terms and conditions of this Contract including, but not limited to, APPENDIX A;
- That the subcontractor must pass through all terms and conditions of the Contract, including but not limited to APPENDIX A and Hourly Wage Rate requirements, to any lower tier subcontracts;
- That nothing contained in such subcontract shall impair the rights of the Authorized User or the State;
- That nothing contained herein shall create any contractual relationship between any subcontractor and Authorized User or the State;
- That subcontractors shall maintain and protect against any unauthorized disclosure all records with respect to work performed under the subcontract in the same manner as required of the Contractor;
- That the State and/or Authorized User shall have the same authority to audit the records of all subcontractors as it does those of the Contractor; and
- That subcontractor shall cooperate with any investigation, audit, or other inquiry related to the Contract or any litigation relating thereto.

Contractor shall be fully responsible to Authorized User for the acts and omissions of, and the performance of Services by, all subcontractors and/or persons either directly or indirectly employed by such subcontractors. Contractor shall not

in any way be relieved of any programmatic or financial responsibility under the Contract by the terms of its agreement with any subcontractor.

5.16 EMPLOYEE INFORMATION REQUIRED TO BE REPORTED BY CERTAIN CONSULTANT CONTRACTORS AND SERVICE CONTRACTORS

Chapter 10 of the Laws of 2006 amended the Civil Service Law and the State Finance Law, relative to maintaining certain information concerning Contract Employees working under State Agency service and consulting Contracts. State Agency consultant Contracts are defined as "Contracts entered into by a state Agency for *analysis, evaluation, research, training, data processing, computer programming, engineering, environmental health and mental health services, accounting, auditing, paralegal, legal, or similar services*" ("covered consultant Contract" or "covered consultant services"). The amendments also require that certain Contract Employee information be provided to the state Agency awarding such Contracts, OSC, DOB and CS. The effective date of these amendments is June 19, 2006. The requirements will apply to the covered Contracts awarded on and after such date.

To meet these requirements, the Contractor agrees to complete:

- **Form A - Contractor's Planned Employment Form**, if required. Note: State Agencies are required to furnish this information but may require a Contractor to submit the information.
- **Form B - Contractor's Annual Employment Report**. Throughout the term of the Contract by May 15th of each year the Contractor agrees to report the following information to the State Agency awarding the Contract, or if the Contractor has provided Contract Employees pursuant to an OGS centralized Contract, such report must be made to the State Agency purchasing from such Contract. For each covered consultant Contract in effect at any time between the preceding April 1st through March 31st fiscal year or for the period of time such Contract was in effect during such prior State fiscal year Contractor reports the:

  1. Total number of Employees employed to provide the consultant services, by employment category.
  2. Total number of hours worked by such Employees.
  3. Total compensation paid to all Employees that performed consultant services under such Contract.*

*NOTE: The information to be reported is applicable only to those Employees who are directly providing services or directly performing covered consultant services. However, such information shall also be provided relative to Employees of Subcontractors who perform any part of the service Contract or any part of the covered consultant Contract. This information does not have to be collected and reported in circumstances where there is ancillary involvement of an Employee in a clerical, support, organizational or other administrative capacity.

Contractor agrees to simultaneously report such information to CS and OSC as designated below:

Department of Civil Service
Alfred E. Smith State Office Building
Albany, NY 12239

Office of the State Comptroller - Bureau of Contracts
110 State St., 11th Floor
Albany, New York
Attn: Consultant Reporting

In addition, Contractor agrees to simultaneously report such information to OGS as designated below:

NYS Office of General Services
Corning Tower, 38th Floor
Empire State Plaza
Albany, NY 12242-0064
Attn: HBITS Contract Manager

Contractor is advised herein and understands that this information is available for public inspection and copying pursuant to §87 of the New York State Public Officers Law (Freedom of Information Law). In the event individual Employee names or social security numbers are set forth on a document, the State Agency making such disclosure is obligated to redact both the name and social security number prior to disclosure.

Further information is available in the Office of the State Comptroller's Bulletin G-226 regarding the Contractor Consultant Law requirements and report Forms A and B at http://www.osc.state.ny.us/agencies/gbull/g-226.htm

INSTRUCTIONS FOR COMPLETING FORM A AND B:
Form A and Form B should be completed for Contracts for consulting services in accordance with OSC's Bulletin G-226 http://www.osc.state.ny.us/agencies/gbull/g-226.htm and the following:

- **Form A - Contractor's Planned Employment Form (**available from and submitted to the using Agency, if necessary.)
- **Form B - Contractor's Annual Employment Report** (to be completed by May 15th of each year for each consultant Contract in effect at any time between the preceding April 1st through March 31st fiscal year and submitted to the CS, OSC and procuring Agency.)

Scope of Contract: choose a general classification of the single category that best fits the predominate nature of the services provided under the Contract.

Employment Category: enter the specific occupation(s), as listed in the O*NET occupational classification system, which best describes the Employees providing services under the Contract.
*(Note: Access the O*NET database, which is available through the US Department of Labor's Employment and Training Administration, on-line at online.onetcenter.org to find a list of occupations.)*

Number of Employees: enter the total number of Employees in the employment category employed to provide services under the Contract during the report period, including part time Employees and Employees of subcontractors.

Number of Hours: enter the total number of hours worked during the report period by the Employees in the employment category.

Amount Payable under the Contract: enter the total amount paid by the State to the State Contractor under the Contract, for work by the Employees in the employment category, for services provided during the report period.

5.17 PREFERRED SOURCE PRODUCTS/SERVICES
NYS State Finance Law §162 requires that governmental entities afford first priority to the products/services of preferred source suppliers such as Correctional Industries (Corcraft), Industries for the Blind of NYS, and NYS Industries for the Disabled, when such products/services meet the form, function and utility of the Authorized User.

5.18 INFORMATION SECURITY BREACH AND NOTIFICATION ACT
Section 208 of the State Technology Law (STL) and Section 899-aa of the General Business Law (GBL) require that State entities and persons or businesses conducting business in New York who own or license computerized data which includes private information including an individual's unencrypted personal information plus one or more of the following: social security number, driver's license number or non-driver ID, account number, credit or debit card number plus security code, access code or password which permits access to an individual's financial account, must disclose to a New York resident when their private information was, or is reasonably believed to have been, acquired by a person without valid authorization. Disclosure of breach of that private information to all individuals affected or potentially affected must occur in the most expedient time possible without unreasonable delay, after necessary measures to determine the scope of the breach and to restore integrity, but with delay if law enforcement determines it impedes a criminal investigation. When notification is necessary, the State entity or person or business conducting business in New York must also notify the following New York State agencies: the Attorney General, the Office of Cyber Security & Critical Infrastructure Coordination (CSCIC) and the Consumer Protection Board (CPB). Information relative to the law and the notification process is available at: http://www.cscic.state.ny.us/security/securitybreach/

5.19 PLACEMENTS
In the event of a successful placement of a Consultant by a Contractor, the State shall not renegotiate the terms and conditions of the Contract with the Contractor or the Consultant.

5.19.1 Minimum Utilization
The State, under this Contract, shall not be held liable for any minimum utilization of the Contractor's Consultants.

5.19.2 Terms and Conditions for Travel, Meals and Lodging

1. Consultants will not be separately reimbursed for expenses incurred for travel to and from a designated work location (commuting expenses).
2. During the course of an assignment, the Consultant may be required to perform services at a location other than the assignment's designated work location (e.g., the designated work location is the Authorized User's main offices in the Corning Tower on the Empire State Plaza, however, the Consultant is required to attend a meeting in New York City). In such cases, with the prior written approval of the Authorized User, the Contractor shall be reimbursed for mileage, lodging and meals to the extent authorized by the NYS Office of the State Comptroller as further set forth at: http://www.osc.state.ny.us/agencies/travel/reimbrate.htm.
3. Unless otherwise specified in writing by the Authorized User, a vehicle will not be provided by Authorized User or the State to the Consultant for travel. Therefore, the Contractor will be responsible for ensuring that the Consultant has access to an appropriate vehicle (e.g., personal vehicle or rental vehicle) or common carrier with which to carry out any necessary travel. For the Contractor to obtain reimbursement for the use of a rental vehicle, such use must be justified as the most cost-effective mode of transportation under the circumstances (including consideration of the most effective use of Consultant time). The Contractor shall provide evidence of three (3) written or telephone price quotes, and the paid invoice must detail the type of vehicle rented, miles traveled, license plate number, and time of pickup and return.
4. The Contractor is responsible for keeping adequate records to substantiate any claims for reimbursement, by personnel for travel in performance of the services.
5. The Authorized User shall have prior approval of any travel that occurs during a Consultant engagement.

5.19.3 Work in the United States

All work performed by Consultants under this Contract must be performed within the United States.

5.20 ADDITIONAL PAYMENT PROVISION

The State shall not be liable for the payment of any taxes under this Contract however designated, levied or imposed. No person, firm, or corporation is exempt from paying the State Truck Mileage and Unemployment Insurances Taxes and other Federal, State, and local taxes to which the Contractor is subject.

5.21 OWNERSHIP OF WORK PRODUCT

Contractor agrees that its Consultants are engaged to perform services and that the Authorized User shall have full and complete ownership of all deliverables prepared by such Consultant. At the end of the engagement, Contractor agrees that the Consultant shall provide all deliverables and materials to the Authorized User.

5.22 ADDITIONAL REQUIREMENTS FOR FEDERALLY FUNDED PLACEMENTS

As a condition of placements made with Authorized Users using Federal funds, Contractor agrees to all terms and conditions contained in this section. Authorized Users shall be obligated to identify its use of federal funds in the Task Order Request Form.

5.22.1 Copeland Anti-Kickback Act

Upon request by the Authorized User, the Contractor agrees to provide a written document stating compliance with Federal Executive Order 11246, the Copeland "Anti-Kickback Act" (18 USC 874), Section 508 of the Federal Clean Air Act, Section 306 of the Federal Clean Water Act. This document must also certify that neither the Contractor nor its principals are debarred or suspended from Federal financial assistance programs and activities and to complete and return in pursuit of such certification any appropriate form required by the Authorized User (see Federal Executive Order 12549 and 7 CFR Part 3017).

5.22.2 Drug-Free Workplace Act

The Contractor agrees to comply with the provisions of Section 5151-5160 of the Drug-Free Workplace Act of 1988 (Pub. L. 100-690, Title V, Subtitle D; 41 U.S.C. 701 et seq.). By accepting this engagement, the Contractor certifies that it will provide a Drug Free Workplace by implementing the provisions at 29 CFR 94, pertaining to the Drug Free

Workplace. In accordance with these provisions, a list of places where performance of work is done in connection with this specific engagement will take place must be maintained at your office and available for Federal inspection.

5.22.3 Federal Lobbying

Section 1352 of Title 31 of the U.S. Code requires that funds appropriated to a Federal agency be subject to a requirement that any Federal Contractor or grantee (such as the State) must be required to certify that no Federal funds will be used to lobby or influence a Federal officer or a Member of Congress. The State's certification in general provides that the language of this certification shall be included in the award documents for all sub-awards at all tiers (including subcontracts, sub-grants, and Contracts under grants, loans and cooperative agreements) and that all sub-clients shall certify and disclose accordingly. The certification also requires the completion of Federal lobbying reports and the imposition of a civil penalty of $10,000 to $100,000 for failing to make a required report. The Contractor understands and agrees to the Federal requirements for certification and disclosure. Upon request by the Authorized User, the Contractor agrees to provide such certification.

5.22.4 Confidentiality of Public and Medical Assistance Client Information

The Contractor, its officers, agents and employees and subcontractors, shall treat all information, with particular emphasis on information relating to Public Assistance or Medical Assistance clients and providers of services or benefits, which is obtained by it through its performance under this Contract, as confidential information to the extent required by the laws of the State and of the United States and any regulations promulgated there under.

5.22.5 Rights to Information

The Contractor agrees that the Federal granting agency shall be granted a royalty-free, non-exclusive and irrevocable license to produce, publish or otherwise use such documents and software and to authorize others to do so for government purposes to the extent that the services which resulted in the production of such documents and software are Federally funded. The grant excludes the proprietary products, documentation, materials and information (and derivative works thereto) of Contractor, Contractor's subcontractors and third party product providers.

5.22.6 Confidentiality

Except for personal information relating to clients and providers which shall be kept confidential pursuant to requirements of State or Federal laws, and information relating to the business and finances of the State or the Contractor, confidential information disclosed by one party to the other continues to be subject to this Contract for six years following termination of this Contract. No obligation of confidentiality applies to:

1. Information the Contractor already possesses without an obligation of confidentiality.
2. Information the Contractor develops independently from publicly available data.
3. Information the Contractor receives without obligation of confidentiality from a third party.
4. Information that is, or becomes, publicly available without breach of this Agreement.

5.22.7 Federal Government Authorization

The Contractor agrees that the United States Government shall be deemed an entity authorized to conduct an examination in accordance with the provisions set forth in Appendix A, §10 Records.

5.22.8 Federal Government Inspection, Review, Investigation or Audit of Services

The responsible Federal governmental agency authorized by law, reserves the right to inspect, review, investigate or audit all parts of any services provided herein by the Contractor's or any subcontractors' or vendors' facilities engaged by the prime Contractor in performing services in this Contract. In such capacity, the Authorized User or its representative(s) must have access to facilities, records, reports, personnel and other appropriate aspects of services furnished by the Contractor, in accordance with the requirements of the State Public Officers Law except for proprietary information for which the disclosure of which would cause substantial injury to the competitive position of the Contractor's enterprise.

5.22.9 Notification

To the extent permitted by law, the Contractor shall promptly notify the Authorized User of any request by anyone for access to any records maintained pursuant to this Contract. Access by Federal or State bank regulatory agents, or

Contractor's regular outside auditors to Contractor's financial records, pursuant to regularly scheduled or routine audits or inspection of Contractor, shall not require notification to the Authorized User provided that rights of confidentiality or proprietary interests are preserved.

5.22.10 Unavailable Federal Funds

Should the State determine that Federal funds are unavailable; the Authorized User may terminate all or any part of the engagement immediately upon notice to the Contractor. Such notification will be in written format. The Authorized User shall be obligated to pay the Contractor only for the expenditures made and obligations incurred by the Contractor until such time as the Contractor receives notice of termination in writing from the Authorized User.

5.22.11 Federal Government Reservation of Rights

Nothing in this Contract shall be interpreted to limit such rights as the Authorized User and the Federal Government must reserve to conform to all applicable Federal regulations, including 45 CFR Part 74, 45 CFR 95.617, 7 CFR Part 277 and 7 CFR Part 3016, and such rights are hereby reserved.

5.22.12 Equal Employment Opportunity

The Contractor shall comply with E.O. 11246, "Equal Employment Opportunity," as amended by E.O. 11375, "Amending Executive Order 11246 Relating to Equal Employment Opportunity," and as supplemented by regulations at 41 CFR part 60, "Office of Federal Contract Compliance Programs, Equal Employment Opportunity, Department of Labor."

5.22.13 HIPAA

The Contractor and its Consultants shall comply with the Authorized User's policies regarding compliance with the Health Insurance and Portability Act of 1996 (HIPAA).

5.23 DEPARTMENT OF LABOR SPECIFIC TERMS AND CONDITIONS

If the funding for the engagements undertaken by the New York State Department of Labor pursuant to this Contract is provided by the United States Department of Labor, the following certifications are required:

A. CERTIFICATION REGARDING DEBARMENT, SUSPENSION, INELIGIBILITY AND VOLUNTARY EXCLUSION-LOWER TIER COVERED TRANSACTIONS

1. The Contractor certifies, by submission of its Candidate Response Form (see Appendix F), that neither it nor its principals is presently debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from participation in this transaction by any Federal department or agency.

2. Where the Contractor is unable to certify to any of the statement in this certification, such prospective participant shall attach an explanation to this proposal.

3. The Contractor shall pass the requirements of A.1. and A.2., above, to each person or entity with whom the Contractor enters into a subcontract at the next lower tier.

B. NONDISCRIMINATION & EQUAL OPPORTUNITY ASSURANCE

As a condition to the award of financial assistance from the Department of Labor under Title I of WIA, the Contractor assures that it will comply fully with the nondiscrimination and equal opportunity provisions of the following laws:

(1) Section 188 of the Workforce Investment Act of 1998 (WIA) which prohibits discrimination against all individuals in the United States on the basis of race, color, religion, sex, national origin, age disability, political affiliation, or belief, and against beneficiaries on the basis of either citizenship/status as a lawfully admitted immigrant authorized to work in the United States or participation in any WIA Title I - financially assisted program or activity;

(2) Title VI of the Civil Rights Act of 1964, as amended which prohibits discrimination on the basis of race, color, and national origin;

(3) Section 504 of the Rehabilitation Act of 1973, as amended, which prohibits discrimination against qualified individuals with disabilities; and

(4) The Age Discrimination Act of 1975, as amended, which prohibits discrimination on the basis of age. The Contractor also assures that it will comply with 29 CFR Part 37 and all other regulations implementing the laws listed above. This assurance applies to the Contractor's operation of the WIA Title I - financially assisted program or activity, and to all agreements the Contractor makes to carry out the WIA Title I-financially assisted program or activity.

5.24 IRAN DIVESTMENT ACT

As a result of the Iran Divestment Act of 2012 (Act), Chapter 1 of the 2012 Laws of New York, a new provision has been added to the State Finance Law (SFL), § 165-a, effective April 12, 2012. Under the Act, the Commissioner of OGS will develop a list (prohibited entities list) of "persons" who are engaged in "investment activities in Iran" (both are defined terms in the law). Pursuant to SFL § 165-a(3)(b), the initial list is expected to be issued no later than 120 days after the Act's effective date, at which time it will be posted on the OGS website.

By entering into this Contract, Contractor (or any assignee) certifies that once the prohibited entities list is posted on the OGS website, it will not utilize on such Contract any subcontractor that is identified on the prohibited entities list.

Additionally, Contractor agrees that after the list is posted on the OGS website, should it seek to renew the Contract, it will be required to certify at the time the Contract is renewed or assigned that it or its assignee is not included on the prohibited entities list.

During the term of the Contract, should OGS receive information that a person is in violation of the above-referenced certification, OGS will offer the person an opportunity to respond. If the person fails to demonstrate that it has ceased its engagement in the investment which is in violation of the Act within 90 days after the determination of such violation, then OGS shall take such action as may be appropriate including, but not limited to, imposing sanctions, seeking compliance, recovering damages, or declaring the Contractor in default.

OGS reserves the right to reject any request for assignment for an entity that appears on the prohibited entities list prior to the award of a contract, and to pursue a responsibility review with respect to any entity that is awarded a contract and appears on the prohibited entities list after contract award.

SECTION 6. ADDITIONAL HBITS TERMS AND CONDITIONS

Except as otherwise noted, all terms in this Section apply to both the Executive Agency and Non-Executive Agency Authorized Users, the Contractor and OGS.

6.1 CPI ADJUSTMENTS

At the start of Contract Year 3 and Contract Year 5, the Contractor's Hourly Wage Rates in Appendix D will be subject to an increase equal to the percentage increase, not to exceed 3%, in the Consumer Price Index (CPI) for all urban consumers (CPI-U) as published 90 days prior to the anniversary date for the preceding 24 month period by the U.S. Department of Labor, Bureau of Labor Statistics, Washington D.C. 20212. In the event the CPI reflects a negative adjustment, the hourly rates for the preceding twenty-four month period will remain flat. The index is also available through the Internet at the Bureau of Labor Statistics web site at http://stats.bls.gov/. Go to "Inflation and Consumer Spending" then click "Consumer Price Index" and then click on "Tables created by BLS" then click on "Table Containing History of CPI-U U.S. All Items Indexes and Annual % Changes 1913 to Present."

6.1.1 Calculation of CPI Adjustment

Price adjustments using the CPI involve changing the base payment by the percent change in the level of the CPI between the reference period and a subsequent time period. This is calculated by first determining the index point change between the two periods and then the percent change. The price adjustment shall be calculated as follows. Take the CPI for the 3rd month prior to the month of the start date of the Contract and subtract this figure from the CPI value for the 3rd month prior to the anniversary date of the Contract. (e.g., if start date begins in December, use the September CPI). That sum is then divided by the CPI value for the original 3rd month prior to start date and this result is then multiplied by 100 to equal the percent change that is the price adjustment value. This percentage of increase or

decrease shall be applied to the Contract year, effective on the latter of the anniversary date or upon notification by OGS/PSG.

The following <u>example</u> illustrates **the computation of percent change**:

CPI for current period	136.0
Less CPI for previous period	(-) 129.9
Equals index point change	= 6.1
Divided by previous period CPI	÷ 129.9
Equals	= 0.047
Result multiplied by 100	= 0.047 x 100
Equals percent change	= 4.7%

6.1.2 Agreement of CPI Adjustment

Prior to the start of Contract Year 3 and Contract Year 5, the MSP will calculate the CPI adjustment and transmit to the Contractor. The Contractor must submit the CPI-adjusted rates in the form and manner specified by OGS no later than 30 days prior to the start of Contract Year 3 and 5. OGS shall confirm acceptance of the adjusted hourly rates in writing as soon as time permits. OGS reserves the right to independently calculate the CPI adjustments using the formula described in Section 6.1.1. In the event of a discrepancy, the Contractor must provide its CPI calculations to OGS for review.

6.1.3 CPI Adjustments for Consultant Placements Already In Effect

Under no circumstance shall a CPI adjustment be granted to an existing placement. CPI adjustments can only apply to Hourly Wage Rates prior to the start date of a new engagement.

6.1.4 CPI Adjustment to Markup

Under no circumstance will a CPI adjustment be applied to the Markup percentages.

6.1.5 Government Mandated Program Price Adjustments

The State may, at its sole discretion, address the issue of Government Mandated Program Price adjustments on a case by case basis if and when such a government mandate comes to pass.

6.2 CONTRACTOR INTERACTION WITH AUTHORIZED USERS

As part of the MSP layer that is described in Section 2, Contractor will have frequent interaction with MSP staff who will administer this Contract.

6.2.1 Contract Administrator

Contractor shall provide a dedicated Contract administrator to support the updating and management of the Contract on a timely basis. This individual will act as the primary point of contact for Authorized Users and the MSP. This individual shall fully understand the terms and conditions of this Contract.

The Contract administrator shall be a person at the Contractor's management level. The position cannot be staffed by the Contractor's clerical personnel. The Contract administrator is set forth in Appendix G.

6.2.1.1 Secondary Contact

The Contractor must also provide a secondary point of contact for Authorized Users and the MSP in the event the Contract administrator is unavailable. This position may be staffed by whomever the Contractor determines can provide the best service to the State, however, the individual assigned may not act as the Contract Administrator. This individual shall fully understand the terms and conditions of this Contract. This information is set forth in Appendix G.

6.2.2 Toll-Free Number

The Contractor shall provide a toll-free telephone number for Authorized User usage which must be staffed at a minimum from 9:00 AM to 5:00 PM EST Monday through Friday. This information is set forth in Appendix G.

6.2.3 Webcasting

The Contractor must have access to webcasting technology throughout the Contract. This service must be provided to the State and Authorized Users free of charge. Authorized Users may have security restrictions which preclude them from installing certain kinds of applications, software, and/or hardware. Contractor shall be responsible for providing webcasting technology that is compliant with Authorized User(s) security restrictions.

OGS expects this technology to be utilized for Contractor meetings with OGS and Authorized Users. In addition, prospective Candidates offered by the Contractor may be expected to interview with the Authorized User via this technology. An Authorized User reserves the right to conduct Candidate interviews via the Contractor's webcasting technology. An Authorized User also reserves the right to conduct in-person interviews for any Candidate placement.

This information is set forth in Appendix G.

6.2.4 Administrative Fee

Four times a year, Contractor is required to pay an Administrative Fee to the State in the amount of 0.75% for all Services acquired under this HBITS Contract. This includes Services acquired by all Authorized Users. Costs associated with travel that are billed to the State are excluded from the Administrative Fee remittance payment. These payments must be remitted in accordance with the following schedule:

Payment No.	Billing Period	Administrative Fee Due Date to OGS
1	January 1st to March 31st	May 15th
2	April 1st to June 30th	August 15th
3	July 1st to September 30th	November 15th
4	October 1st to December 31st	February 15th(of following calendar year)

Payments, in the form of check or money order, can be made to the following contact name and address:

New York State Office of General Services
Division of Financial Administration
Re: HBITS Administrative Fee Payment
PO Box 2117 - ESP Station
Albany, NY 12220-0117

Include with your payment, your NYS vendor identification number, the HBITS Contract number and reference what payment number the remittance addresses (e.g., 1, 2, 3 or 4). Also include pertinent contact name and information for questions and verification. The State shall have the right to verify fee payments and to take any action(s) necessary to enforce its rights under the Contract including, but not limited to, the right to stop payments until such fees are received, review Contractor's financial records pertaining to sales under their Contract or suspend further sales under the Contract.

Failure to remit payment in accordance with the above listed schedule shall affect the Contractor's yearly performance evaluation. Repeated failure to timely remit the Administrative Fee may result in OGS terminating the Contract for cause. A Contractor's status as Active or Waitlisted does not affect its contractual obligation to remit payments for the administrative fee. If moved from Active to the Waitlist, Contractor is still obligated to remit the administrative fee for any billings made under the Contract during the billing period.

If Contractor had no billings during the applicable billing period and is not required to pay the Administrative Fee, it shall submit a written notice that no administrative fee is due in accordance with above listed schedule.

Such written notice shall be submitted to OGS as designated below:

NYS Office of General Services
Re: HBITS Administrative Fee Non-Payment
Corning Tower, 38th Floor
Empire State Plaza
Albany, NY 12242-0064

Attn: HBITS Contract Manager

6.2.5 Quarterly Meetings with Managed Services Provider
The MSP reserves the right to hold mandatory quarterly meetings in Albany, NY with Contractor. At a minimum, the Contractor's designated Contract Administrator must be in attendance. The State reserves the right to meet individually with Contractor's staff. These meetings may be used as a venue to communicate interim Contractor performance findings. See Section 6.4 and Appendix F for Contractor Performance Criteria. The format of such meetings will be determined by OGS and communicated to Contractors prior to the meeting.

If the Contract Administrator is unable meet with the MSP, the MSP reserves the right to meet with whom it deems appropriate. It is expected these meetings will be held during the calendar months of January, April, July and October during the term of this Contract.

The Contractor shall also be available for meetings upon the State's request.

Contractor attendance at all meetings is at Contractor's expense and shall not be billed to the State.

A Contractor's status as Active or Waitlisted does not affect its contractual obligation to attend quarterly meetings. If moved from Active to the Waitlist, Contractor is still obligated to meet with the MSP in accordance with this section.

6.2.6 Report of Contract Purchases
The Contractor shall furnish quarterly reports, using the format specified in Appendix E containing total sales for both Executive Agency and Non-Executive Agency Authorized User Contract purchases no later than the dates set forth below. The report is to be submitted electronically in Microsoft Excel 2007 or higher format to the attention of the individual shown on the front page of the Contract Award Notification. Additional related Contract purchase information may be required and must be supplied upon request.

Report No.	Reporting Period	Report Due Date to OGS
1	January 1st to March 31st	May 15th
2	April 1st to June 30th	August 15th
3	July 1st to September 30th	November 15th
4	October 1st to December 31st	February 15th(of following calendar year)

For any sales involving a subcontractor, Contractor shall identify if each subcontractor is a M/WBE and Contractor shall verify such status through the Empire State Development Minority- and Women-Owned Businesses Database web site at: http://www.esd.ny.gov/MWBE/directorySearch.html.

The State reserves the right to modify the individual(s) and/or State governmental entity designated to receive these quarterly reports.

A Contractor's status as Active or Waitlisted does not affect its contractual obligation to submit Report of Contract Purchases. If moved from Active to the Waitlist, Contractor is still obligated to submit its Report of Contract Purchases.

6.2.7 M/WBE Compliance
In addition to the identification of subcontractors status in the Report of Contract Purchases, the Contractor shall also file with the MSP the "Contractor's Monthly Compliance and Payment Report" on the MWBE Form 102 on a monthly basis. See Appendix C for a link to this form and instructions for submission.

A Contractor's status as Active or Waitlisted does not affect its obligation to submit its monthly M/WBE Form 102. If moved from Active to the Waitlist, Contractor is still obligated to remit such form for any sales made under the Contract during the reporting period.

6.2.8 Format of Placement Response

Contractor must comply with the State's format for requesting information about potential Candidates for Authorized Users. A copy of the form is set forth in Appendix F, entitled Candidate Response Form.

6.2.9 Authorized User Feedback

An Authorized User will submit all feedback to the MSP in the form and manner specified by OGS. This information will include, but is not limited to the following: Authorized User Preliminary Technical Evaluation Form – Candidate Specific and Summary; Authorized User Interview Evaluation Form – Candidate Specific and Summary; HBITS Task Order Satisfaction Form, etc. Authorized Users shall provide this information to the MSP, upon request, in a timely fashion. See Section 6.4 and Appendix F of this Contract for more detail on Contractor Performance Criteria.

6.2.10 Contractor Status

The State reserves the right to amend the Contractor's status as Active or Waitlisted in accordance with the provisions of this Contract without acquiring the prior written approval of the Department of Law or OSC.

6.2.11 Contractor Responsiveness

Contractor will be responsive to Authorized User concerns including the return of telephone calls and e-mails no later than two (2) business days from receipt

6.3 CANDIDATE PLACEMENT REQUIREMENTS

Prior to Candidate placement with an Authorized User, the Contractor must comply with a series of requirements for each proposed Candidate. The Contractor will ensure that the provisions of this Contract are incorporated within all sub-contracts, and acknowledge the responsibility for ensuring that these provisions are fully complied with by all subcontractors. The Contractor's agreement to comply with the provisions of this section is a material representation of fact upon which reliance was placed when the Authorized User determined to enter into an engagement with the Contractor. The Contractor shall provide this information in form and manner requested by OGS.

6.3.1 Eligibility to Work

The Contractor must ascertain and validate that the proposed Candidate is either a U.S. Citizen or non-U.S. citizen.

1. Where the Candidate is a U.S. citizen, the Contractor must identify the proposed Candidate with, at a minimum, the first and last name of the Candidate as it appears on his/her Driver's License, Non-Drivers Identification Card, or other accepted forms of government identification.
2. Where the Candidate proposed is not a U.S. citizen, the Contractor shall identify such to the Authorized User.
3. Where the Candidate proposed is not a U.S. citizen, the Contractor must identify the proposed Candidate with, at a minimum, the first and last name of the Candidate as it appears on his/her Visa and/or Passport. No other names or derivations may be used.
4. The Contractor must retain all necessary paperwork throughout the length of each Consultant's engagement with an Authorized User.
5. The Contractor is responsible for ensuring each Consultant retains the authorization to legally work in the United States throughout the term of each engagement based on the length of term identified in the Task Order Request Form.

6.3.2 Background Check

The Contractor shall complete an industry standard criminal history background check and all sound screening practices prior to a Candidate's official start date at the Contractor's expense. The Authorized User reserves the right to view the contents of a background check prior to approving the Candidate.

1. If the Contractor is unable to determine a Candidate's fitness due to the results of a criminal history/ security background check, as discussed herein, the Contractor shall forward a description of the results to the MSP and/or Authorized User, for review and determination. Such review and determination by the MSP and/or Authorized User shall be conducted in accordance with Correction Law Article 23-A. In conducting a

criminal history/security background check, the Contractor is not required to exceed that which is normally possessed by a prudent person in the ordinary course of business dealings. If it is later determined that the Contractor knowingly, rendered a false positive determination of a Candidate's fitness, failed to conduct a criminal history/security background check, or failed to reasonably interpret the results in confirming a Candidate's fitness to perform duties under the terms of this Contract, in addition to any other remedies available to the MSP and the Authorized User, the Authorized User may terminate the Candidate placement for cause.

2. The Contractor shall provide immediate written notice to the Authorized User if at any time the Contractor learns that its determination of a Candidate's fitness to perform duties under the terms of this Contract was erroneous or has changed by reason of changed circumstances.

6.3.3 Education Credential Validation

An Authorized User may require an associate's degree, bachelor's degree, or a higher level of degree as a requirement of the placement. For those Candidates who obtain an educational credential from a foreign institution, defined as institutions residing outside the United States, the credential must be verified by a company approved by the NYS CS. As of May 2012, such listing can be found at http://www.cs.ny.gov/jobseeker/degrees.cfm.

1. The Contractor shall retain this proof of degree equivalency at all times.

2. The Contractor shall provide proof of degree equivalency to the State when responding to a Candidate Placement Request if a degree is a placement requirement.

6.3.4 Pre-Interviews

The Contractor must interview each proposed Candidate and verify his/her qualifications prior to presenting a Candidate.

1. The Contractor shall be responsible for standing behind the accuracy of each proposed Candidate placement's work history, resume, technical skills, certifications, educational credentials, references and all other information presented to the MSP or Non-Executive Agency Authorized User for review.

6.3.5 Employment Status

When responding to a request, the Contractor must identify if the proposed placement will be a direct employee of the Contractor, an employee of a subcontractor or an independent contractor.

1. If the Candidate is a subcontractor or provided through a subcontractor, the Contractor must provide the name, address and telephone number of all subcontractors involved in the placement. If more than one subcontractor is involved in any Candidate placement, each subcontractor must be listed.

2. If the Contractor fails to properly identify a Candidate's employment status, the Authorized User may immediately terminate the placement.

6.3.6 S/M/WBE Status

The Contractor must identify if the proposed Candidate will be provided by a New York State certified M/WBE and/or a business that meets the definition of a New York State Small Business.

6.3.7 H1-B or Other Visa Status

The Contractor must identify if the proposed Candidate will be working under a H1-B or other visa during the time of the placement.

6.3.8 Anticipated Absences

The Contractor shall identify any dates in which the proposed Candidate will be unavailable during the duration of the proposed engagement.

1. This includes absences related to work visas.

6.3.9 Availability for Interview

The Authorized User will provide timeframes to the Contractor for Candidate interviews.

1. The Contractor shall make all reasonable efforts to accommodate the interview schedule of the Authorized User.
2. As denoted in Section 6.2.3, an Authorized User may request to conduct an interview via the Contractor's webcasting technology. The Contractor shall ensure the proposed Candidate is able to conduct an interview via webcasting.
3. The State reserves the right to conduct in-person or telephone interviews at no cost to the State.

6.3.10 Additional Requirements from Authorized Users
An Authorized User may have distinct requirements that must be met by all individuals employed by or working at the Authorized User. The Contractor's Consultants will be expected to comply with these requirements as a condition of the placement.

1. An Authorized User may at its discretion request additional background checks to be conducted by the Contractor, at the expense of the Authorized User, including, but not limited to, finger-printing and the signing of a confidentiality statement and/or a non-disclosure agreement. The Authorized User retains the responsibility to conduct any fingerprint-based background check within its legal authority.
2. An Authorized User may also conduct its own background checks at the expense of the Authorized User.
3. An Authorized User may require Candidates to provide photo identification such as a NYS Driver's License, Non-Drivers Identification Card, Passport, etc. in order to receive a State or other applicable identification card used for entrance into the Authorized User's building and/or facilities.
4. An Authorized User may require its Consultants to attend training, both for professional development and as required by State law or in accordance with the policy of the Authorized User. If required by an Authorized User, attendance at training sessions, during the course of a placement, will be mandatory. For trainings in which attendance will incur a cost on the attendee, the Authorized User shall pay for the Consultant's attendance. Authorized User shall also be billed by the Contractor for the time the Consultant spends at such training.

   a. Authorized User-mandated training is intended to augment a Consultant's skills in order to better perform on a current engagement. It is not intended to provide Consultants with the skills originally specified by the Authorized User in the Task Order Request Form.
5. Authorized Users may specify the manner and method by which the Consultant shall participate in Knowledge Transfer at the time of placement or at any time during the Consultant Engagement.

6.3.11 Consultant Availability and Timeliness
Contractor agrees that its Candidates must be available to and actually report to an Engagement in no more than 10 Business Days from notification of placement.

Contractor agrees it will be evaluated on the time and attendance of Candidate placements as reported by the Authorized Users. Lateness is defined as late arrival to the agreed upon working hours with the Authorized User. Repeated lateness by a single employee is grounds for termination of a placement based on the discretion of the Authorized User. In addition, repeated lateness by multiple placements from a single Contractor will be considered by the MSP as part of the Contractor's performance criteria.

6.3.12 Multiple Placement Requests
A Contractor agrees it is prohibited from submitting the same Candidate for multiple placement requests until such Candidate is released from consideration for an engagement under this Contract. If a Candidate is released, the Contractor may resume submitting such individual's resume for other requests. Candidates selected for interview will not be considered released until the selection is made by the Authorized User.

Once a Consultant has begun an Engagement, such Consultant will not thereafter be taken off of the Engagement by the Contractor, or proposed by Contractor to fulfill a separate New York State engagement through an HBITS Contract unless the new engagement has a start date after the end date of the current engagement.

6.4 CONTRACTOR PERFORMANCE CRITERIA

Contractor will be annually evaluated on its performance of contractual duties. By doing so, the State seeks continued performance and quality Candidates from its Contractors throughout the life of this Contract. The Performance Criteria below are not listed nor weighted in any particular order. All Contractors will be evaluated in a similar manner. Criteria 1 - 14 will be evaluated based on transactions with MSP users; criteria 14 will be evaluated based on transactions with non-MSP users.

The Contractor will be evaluated on all Performance Criteria as outlined in this Section.

1. Contractor will submit the required Form B reports as stated in Section 5.16. These reports must be submitted to the Authorized User, CS and OSC, and OGS for all placements made against this Contract by May 15th of each calendar year.
2. Contractor will submit all monthly M/WBE compliance reports to the MSP or Authorized User, as appropriate, for all placements made against this Contract. Contractor shall comply with the Authorized User's reporting format for M/WBE compliance.
3. Contractors must continue to engage in good faith efforts to meet the Minority-owned Business Enterprises (MBE) participation goal of 11% and the Women-owned Business Enterprises (WBE) participation goal of 9%. See Appendix C for Contractor's requirements. Evidence of good faith efforts include, but are not limited to, the use of M/WBE subcontractors,
4. Contractor will remit the Administrative Fee or report set forth in Section 6.2.4 in accordance with the outlined schedule.
5. Contractor will maintain all adequate insurance as identified in Section 6.6. The State reserves the right verify a Contractor's insurance levels at any point during this Contract.
6. Contractor will pay the Hourly Wage Rate, within the Slight Deviation as defined in Section 1.3, to each of its Consultants as specified in Appendices D and F. The MSP will account for instances in which it finds that Consultants are not being compensated at the Hourly Wage Rate within the Slight Deviation. This will be verified by the MSP through randomly selected validation with Consultants and subcontractors. The MSP reserves the right to undertaken additional steps as it deems necessary to enforce this provision.
7. Contractor must commit to paying Consultants no later than 15 business days after receiving payment from the Authorized User. This will be verified by the MSP through randomly selected validation with Consultants and subcontractors. The MSP reserves the right to undertaken additional steps as it deems necessary to enforce this provision.
8. Contractor will be evaluated on the time and attendance of Candidate placements as reported by the Authorized Users. Authorized User shall report time and attendance problems by using the Authorized User Issue Form set forth in Appendix F. In addition, Authorized User shall have the option to note the time and attendance issue on the Task Order Satisfaction Form set forth in Appendix F.
9. The MSP will evaluate all Authorized User feedback from the Authorized Users Preliminary Technical Evaluation Forms and the Authorized User Interview Evaluation Forms. A Contractor who receives both repeated positive and negative feedback will be scored accordingly.
10. Contractor will ensure prospective Candidates are available for interview with Authorized User on the mutually agreed upon times. A Contractor who repeatedly reschedules interviews or fail to provide Candidates for the interview will be scored accordingly, as recorded in the Authorized User's Interview Evaluations Form.
11. Contractor will provide potential Candidates to at least 60% of the posted Task Order Request Forms during each Contract year within the specified time period (five (5) or ten (10) business days). However, if a Contractor responds to 75% or more of posted Task Order Request Forms, it will be favorably accounted for in the evaluation process.
12. For the purposes of this Contract, a response to a Task Order Request Form is defined as providing a completed Candidate Response Form for review within the time period specified.

13. Contractor will be evaluated on quality of each of its Consultant's performance, on factors including, but not limited to: Authorized User feedback on Consultant performance and quality of work product; compliance with Authorized User work place rules; the need to replace Consultants within one month of engagement commencement (see Section 6.5.4 on Consultant Replacement); and other points as outlined in Appendix F.
14. Contractor will be also evaluated based on the Task Order Satisfaction Forms submitted by MSP and non-MSP Authorized Users.

6.5 AUTHORIZED USER REQUIREMENTS

6.5.1 Requirements Prior to Using the Contracts

Prior to engaging the MSP, an Authorized User must obtain all required approvals. For example, an Executive Agency must obtain internal agency approvals, approvals from the Office of Information Technology Services through the PTP process (if applicable), the Division of Budget (B-1184, if required), and federal approvals (if required).

6.5.2 Requirements at Time of Contract Use

The Authorized User reserves the right to select the level of personnel for the tasks to be performed, as well as to stipulate the length of time that such personnel will be retained, provided that the Authorized User provides such information to the Contractor prior to the commencement of work.

6.5.2.1 Candidate Qualification Review

An Authorized User (both MSP and non-MSP users) must provide the following information, where available, when requesting a Candidate placement on the Task Order Request Form (see Appendix F):

1. Job title and Level
2. Skill Demand
3. Home Base - Region
4. Office Location and anticipated work hours
5. Engagement Length (2-24 Months)
6. Projected Start Date
7. Job Specifications, including but not limited to:
    a) Environment
    b) Hardware and software used by the Authorized User
    c) Day to day tasks of the position
    d) Desirable Experience Requested in addition to mandatory requirements
    e) Role context – Is it part of large-scale project, day-to-day maintenance of mission critical systems, etc.
    f) Travel requirements associated with the placement
8. Additional Security Requirements, such as fingerprinting or additional screenings required and if a confidentiality/non-disclosure agreement must be executed
9. Identify if budgetary approval to fill position has been received
10. Identify if it is a new or incumbent position
11. Identify, where applicable, if attendance at trainings will be anticipated during the engagement
12. Identify, where applicable, the type or manner of knowledge transfer requested during the engagement.
13. Identify federal funding source (if applicable) and whether federal-specific terms of this Contract apply.

6.5.2.2 Candidate Response Form Review

The process for requesting a Contractor to submit candidates for a specific position is set forth in Sections 2.2.1 and 2.2.2. The Authorized User shall record the results of its review process using the forms set forth in Appendix F.

The Authorized User shall provide the MSP with the appropriate and timely feedback on each of the Candidates presented for initial review and interview.

6.5.2.3 Candidate Interview

The Authorized User shall have the right to interview Candidates to determine his/her qualifications. The qualifications must reflect the position of the specific job title requested. The Authorized User reserves the right to reject the Candidate if the Authorized User determines that the Candidate is not qualified based on the referenced job qualifications. The Authorized User reserves the right to conduct in-person interviews for any Candidate placement. An Authorized User shall undertake its best efforts to schedule interviews with identified Candidates within five (5) business days of advising the MSP, if applicable, of the Candidates the Authorized User intends to interview.

6.5.2.4 Candidate Selection

The Authorized User (not the MSP) shall have final hiring authority of all Candidate placement requests.

6.5.3 Requirements During the Engagement

1. The Authorized User shall inform the Contractor of the Consultant's direct supervisor and/or the person responsible for signing the Consultant's time card.
2. The Authorized User is responsible for the provision of reasonable office space, utilities, janitorial services, security, work-related telephone service and furniture (desks, chairs, work tables) necessary for the Contractor's performance of services under this Contract. The Authorized User will also provide forms, equipment, including necessary computer hardware and software, and supplies necessary for the Consultant to complete the tasks associated with the engagement.
3. The Authorized User shall provide all workplace rules to the Consultant. This includes, but is not limited to, the following: Time and attendance policy, time card submission, building access procedures, request for leave, computer/phone usage guidelines, and other Authorized User policies (such as Drug-free Workplace Policy Statement, Workplace Violence Policy, and smoking policy).
4. Any Consultant that an Authorized User deems unfit to perform a position at the time after Placement start date shall be recorded by writing the Contractor and the Managed Service Provider and may result in that Consultant's termination under this engagement.
5. The Authorized User shall have prior approval of any and all Consultant absences, such as vacation days not previously identified during the Task Order Request Form process.
6. The Authorized User shall indicate the manner in which it requests Knowledge Transfer to occur from the Consultant to the Authorized User's staff.
7. The Authorized User shall indicate any training that the Consultant must attend.
8. The Authorized User shall indicate a change in working hours where appropriate, not previously specified during the Request process.
9. The Authorized User shall advise the Contractor and Consultant of the means by which time worked must be recorded and the Authorized User retain copies of such records in accordance with its record keeping policies.
10. The Authorized User shall be responsible for validating the time worked for each Consultant using its internal records.

6.5.4 Consultant Replacements

OGS recognizes that circumstances may arise that necessitate a Consultant to be substituted during the engagement. Replacement of a Consultant will not be grounds for an increase in the Hourly Wage Rate or Markup, or an extension of the time for completion of the engagement. When providing a replacement Candidate, Contractor must respond in the format of the original Request. Any replacement Candidate must meet or exceed all requirements as set forth by the Authorized User in the original Task Order Request Form. Replacement Candidates are subject to all Candidate

Placement Requirements in Section 6.3. For an Executive Agency, the Contractor will complete the Task Order Modification Request Form and submit to the MSP for approval and maintaining accurate records. If the Authorized User is not an Executive Agency, then the Contractor will complete the Task Order Modification Request Form and file it with the MSP, but is subject to the approval of the Non-Executive Agency Authorized User. See Appendix F.

The Contractor expressly acknowledges that if the Contractor or the chosen Consultant does not fulfill the obligations of the Contract, costs to the Authorized User to replace the Consultant's services will result, and establishing the precise value of such costs would be difficult and time consuming. Accordingly, Contractor agrees with the following damages set forth in Sections 6.5.4.1 and 6.5.4.2.

Contractors are reminded that Appendix B, §60 (e) states than an Authorized User retains the right to cancel a Purchase Order for convenience upon at least thirty (30) calendar days written notice to Contractor without penalty or other early termination charge. This provision should not be understood as waiving the State's right to terminate the Contract for cause or stop work immediately for unsatisfactory work, but is supplementary to that provision. If the Purchase Order is cancelled pursuant to this section, the Authorized User shall remain liable for all accrued but unpaid charges incurred through the date of cancellation.

6.5.4.1 Rapid Replacement (under 1 month)

In the event it becomes necessary to replace a Consultant prior to the completion of one month (160 hours) of work on a particular engagement, the Contractor shall provide the Authorized User with five (5) business days prior written notification describing the circumstances of the need for replacement. The Contractor shall identify a comparable replacement for the Authorized User within ten (10) business days. The Authorized User reserves the right to do one of the following:

1. Allow the originally selected Contractor to provide a replacement Consultant if the replacement is necessitated by Consultant termination, sickness, or other similar material change in the employment circumstance of the Consultant. Contractor acknowledges that the failure to provide a Consultant for the duration of the engagement constitutes a breach of contract and that as a liquidated damage; the Authorized User has the right to receive up to two working weeks (80 hours) of work from the replacement Consultant, at no cost to the Authorized User, during a transition/ramp-up period. This liquidated damage may be waived in whole or in part if it is determined that the need to replace the Consultant was beyond the control of the Contractor.
2. Award the engagement to the next Candidate based on the initial Task Order Request Form.
3. Terminate the engagement with the Contractor.

6.5.4.2 Steady State Replacement (1 month and over)

In the event it becomes necessary to replace a Consultant during the term of the engagement after one month (160 hours) of work, due to Consultant termination, sickness, or other similar material change in the employment circumstance of the Consultant, the Contractor shall provide the Authorized User with 20 business days prior written notification describing the circumstances of the need for replacement. The Contractor will utilize the Task Order Modification Form as provided in Appendix F.

The Contractor shall also identify a comparable replacement for the Authorized User within ten (10) business days. The Authorized User has the right to receive up to two working weeks (80 hours) of work from the replacement Consultant, at no cost to the Authorized User, during a transition/ramp-up period. This right may be waived in whole or in part if it is determined that the need to replace the Consultant was beyond the control of the Contractor.

The Authorized User reserves the right to terminate the engagement with the Contractor if a replacement is required.

6.5.5 Authorized User Provision of Information to MSP

An Authorized User agrees it shall provide information to the MSP in accordance with the provisions of this Contract and as requested by the MSP. Such information shall include, but not be limited to, task orders, preliminary technical evaluation forms, post interview forms, validation of invoices, completion of task order satisfaction forms and submission of information for the Contractor Performance Evaluation process.

6.6 INSURANCE

6.6.1 General Conditions

Contractor must provide proof of current insurance throughout the Contract term if requested by an Authorized User or OGS. The Contractor shall procure at its sole cost and expense, and shall maintain in force at all times during the term of this Contract, policies of insurance as herein below set forth, written by companies authorized by the New York State Insurance Department to issue insurance in the State of New York ("admitted" carriers) with an A.M. Best Company rating of "A-" Class "VII". If, during the term of the policy, a carrier's rating falls below "A-" Class "VII", the insurance must be replaced no later than the renewal date of the policy with an insurer acceptable to the New York State Office of General Services ("OGS") and rated at least "A-" Class "VII" in the most recently published Best's Insurance Report. OGS may, at its sole discretion, accept policies of insurance written by a non-authorized carrier or carriers when Certificates and/or other policy documentation is accompanied by a completed Excess Lines Association of New York (ELANY) Affidavit; provided that nothing herein shall be construed to require OGS to accept insurance placed with a non-authorized carrier under any circumstances.

The Contractor shall deliver to OGS evidence of such policies in a form acceptable to OGS. These policies must be written in accordance with the requirements of the paragraphs below, as applicable.

6.6.1.1 Conditions Applicable to Insurance

All policies of insurance required by this Contract must meet the following requirements:

1. **Coverage Types and Policy Limits**. The types of coverage and policy limits required from the Contractor are specified in Paragraph B *Insurance Requirements* below.

2. **Policy Forms**. Except as may be otherwise specifically provided herein or agreed in writing by OGS, policies must be written on an occurrence basis.

3. **Certificates of Insurance**/Notices. Contractor shall provide a Certificate or Certificates of Insurance, in a form satisfactory to OGS, before commencing any work under this Contract. Certificates shall reference the Contract Number. Certificates shall be mailed to the Office of General Services, Procurement Services Group, Corning Tower- 38th Floor, Empire State Plaza, Albany, NY 12242.

Unless otherwise agreed, policies shall be written so as to include a provision that the policy will not be canceled, materially changed, or not renewed without at least thirty (30) days prior written notice except for non-payment as required by law to OGS. The Contractor shall not take any action, or omit to take any action that would suspend or invalidate any of the required coverages during the period of time such coverages are required to be in effect. Not less than thirty (30) days prior to the expiration date or renewal date, the Contractor shall supply OGS updated replacement Certificates of Insurance, and amendatory endorsements.

Certificates of Insurance shall:

a) Be in the form approved by OGS.

b) Disclose any deductible, self-insured retention, aggregate limit or any exclusion to the policy that materially changes the coverage required by the Contract.

c) Specify the Additional Insured and Named Insured as required herein.

d) Refer to this Contract by number and any other attachments on the face of the certificate.

e) When coverage is provided by a non-admitted carrier, be accompanied by a completed ELANY Affidavit,

   And;

f) Be signed by an authorized representative of the insurance carrier or producer.

Only original documents (Certificates of Insurance and other attachments) will be accepted.

4. **Primary Coverage.** All insurance policies shall provide that the required coverage shall apply on a primary and not on an excess or contributing basis as to any other insurance that may be available to OGS or any Authorized User for any claim arising from the Contractor's work under this Contract, or as a result of the Contractor's activities. Any other insurance maintained by OGS or any Authorized User shall be excess of and shall not contribute with the Contractor's insurance regardless of the "other insurance" clause contained in OGS or the Authorized User's own policy of insurance.

5. **Policy Renewal/Expiration**. At least thirty (30) days prior to the expiration of any policy required by this Contract, evidence of renewal or replacement policies of insurance with terms no less favorable to OGS than the expiring policies shall be delivered to OGS in the manner required for service of notice in Paragraph A.3. *Certificates of Insurance/Notices* above. If, at any time during the term of this Contract, the coverage provisions and limits of the policies required herein do not meet the provisions and limits set forth in the Contract or proof thereof is not provided to OGS, the Contractor shall immediately cease work. The Contractor shall not resume work until authorized to do so by OGS. Any delay, time lost, or additional cost incurred as a result of the Contractor not having insurance required by the Contract or not providing proof of same in a form acceptable to OGS, shall not give rise to a delay claim or any other claim against OGS. Should the Contractor fail to provide or maintain any insurance required by this Contract, or proof thereof is not provided, OGS or Authorized Users may withhold further Contract payments, treat such failure as a breach or default of the Contract.

6. **Self-Insured Retention/Deductibles**. Certificates of Insurance must indicate the applicable deductible/self-insured retention on each policy. Deductibles or self-insured retentions above $100,000 are subject to approval from OGS. The Contractor shall be solely responsible for all claim expenses and loss payments within the deductible or self-insured retention.

7. **Subcontractors.** Should the Contractor engage a Subcontractor, the Contractor shall require all Subcontractors, prior to commencement of an agreement between Contractor and the Subcontractor, to secure and keep in force during the term of this Contract the endeavor to impose the insurance requirements of this document on the Subcontractor, as applicable. Required insurance limits should be determined commensurate with the work of the Subcontractor. Proof thereof shall be supplied to OGS.

Acceptance and/or approval by OGS does not and shall not be construed to relieve Contractor of any obligations, responsibilities or liabilities under the Contract.

All insurance required by the Contract shall name The People of the State of New York, its officers, agents, and employees as additional insured to the extent of the liabilities assumed by Contractor as set forth in the Indemnification Section of this Agreement. The additional insured requirement does not apply to Workers Compensation, Disability or Professional Liability coverage.

6.6.2 Insurance Requirements

Contractor, throughout the term of this Contract, or as otherwise required by this Contract, shall obtain and maintain in full force and effect, the following insurance with limits not less than those described below and as required by the terms of this Contract, or as required by law, whichever is greater (limits may be provided through a combination of primary and umbrella/excess policies):

1. Commercial General Liability Insurance with a limit of not less than $2,000,000 each occurrence. Such liability shall be written on the ISO occurrence form CG 00 01, or a substitute form providing equivalent coverages and shall cover liability arising from premises operations, independent contractors, products-completed operations, broad form property damage, personal & advertising injury, cross liability coverage, liability assumed in a Contract (including the tort liability of another assumed in a Contract) and explosion, collapse & underground coverage.

   If such insurance contains an aggregate limit, it shall apply separately on a per job basis.

   Policy shall include bodily injury, property damage and broad form contractual liability coverage.

   a) General Aggregate $2,000,000
   b) Products – Completed Operations Aggregate $1,000,000

c) Personal and Advertising Injury $1,000,000

d) Each Occurrence $1,000,000

2. Workers Compensation, Employers Liability, and Disability Benefits as required by New York State. If employees will be working on, near or over navigable waters, US Longshore and Harbor Workers Compensation Act endorsement must be included. The Alternate Employer Endorsement WC 00 03 01A must be included on the policy naming The People of the State of New York as the alternate employer for this Contract. See Section 6.6.3 below.

3. Comprehensive Business Automobile Liability Insurance with a limit of not less than $2,000,000 each accident. Such insurance shall cover liability arising out of any automobile including owned, leased, hired and non-owned automobiles.

4. Professional Liability: The Contractor shall maintain errors and omissions liability insurance with a limit of not less than $2,000,000 per loss.

   a. Such insurance shall apply to professional errors, acts, or omissions arising out of the scope of services covered by this Contract and, if the project involves abatement, removal, repair, replacement, enclosure, encapsulation and/or disposal of any petroleum, petroleum product hazardous material or substance, it may not exclude bodily injury, property damage, pollution or asbestos related claims, testing, monitoring, measuring, or laboratory analyses.

   b. If coverage is written on a claims-made policy, the Contractor warrants that any applicable retroactive date precedes the start of work; and that continuous coverage will be maintained, or an extended discovery period exercised, throughout the performance of the services and for a period of not less than three years from the time work under this Contract is completed. Written proof of this extended reporting period must be provided to OGS prior to the policy's expiration or cancellation.

5. Crime Insurance.

   a. The policy shall be issued with limits of $50,000.

   b. The policy shall include coverage for all directors, officers, agents and employees of the Contractor.

   c. The policy shall include coverage for third party fidelity and name the State of New York as loss payee.

   d. The policy shall include coverage for extended theft and mysterious disappearance.

   e. The policy shall not contain a condition requiring an arrest and conviction.

   f. Policies shall be endorsed to provide coverage for computer crime/fraud.

6. Waiver of Subrogation. Contractor shall cause to be included in each of its policies insuring against loss, damage or destruction by fire or other insured casualty a waiver of the insurer's right of subrogation against OGS, or, if such waiver is unobtainable (i) an express agreement that such policy shall not be invalidated if Contractor waives or has waived before the casualty, the right of recovery against OGS or (ii) any other form of permission for the release of OGS.

6.6.3 Workers' Compensation Insurance and Disability Benefits Requirements

Workers' Compensation Law (WCL) §57 & §220 requires the heads of all municipal and state entities to ensure that businesses applying for permits, licenses or contracts document it has appropriate workers' compensation and disability benefits insurance coverage. These requirements apply to both original Contracts and renewals, whether the governmental agency is having the work done or is simply issuing the permit, license or Contract. Failure to provide proof of such coverage or a legal exemption will result in a rejection of renewal.

SECTION 7 MISCELLANEOUS

7.1. ENTIRE AGREEMENT

This Contract and the referenced appendices constitute the entire agreement between the parties thereto and no statement, promise, condition, understanding, inducement or representation, oral or written, expressed or implied, which is not contained herein shall be binding or valid and the Contract shall not be changed, modified or altered in any manner except by an instrument in writing executed by both parties hereto, with the approval of the Attorney General and the Comptroller for the State of New York, except as otherwise provided herein. Authorized Users shall not have the authority to modify the terms of the Contract, except as to better terms and pricing for a particular procurement than those set forth herein. No preprinted terms or conditions on a Purchase Order issued by an Authorized User, which seek to vary the terms of this Contract or impose new duties or obligations on the Contractor, shall have any force or effect.

7.2. NOTICES

All notices, demands, designations, certificates, requests, offers, consents, approvals and other instruments given pursuant to this Contract shall be in writing and shall be validly given when mailed by registered or certified mail, or hand delivered, (i) if to the State, addressed to the State at its address set forth above, and (ii) if to Contractor, addressed to Contract Administrator at the address set forth below. The Parties may from time to time, specify any address in the United States as its address for purpose of notices under this Contract by giving fifteen (15) days written notice to the other party. The Parties agree to mutually designate individuals as their respective representatives for purposes of this Contract. The New York State Contract Administrator for this Contract is set forth in the Contract Award Notification. The Contractor's Contract Administrator is initially set forth in Appendix G and will be updated though the P-memo process.

All notices sent shall be effective upon actual receipt by the receiving party. The Contractor will be required to forward a copy of the official notice to an Authorized User that is associated with the subject of the notice.

Written notice of any alleged breach by one party to the other shall provide specific facts, circumstances and grounds upon which the breach is being declared.

7.3. CAPTIONS

The captions contained in this Contract are intended for convenience and reference purposes only and shall in no way be deemed to define or limit any provision thereof.

7.4. SEVERABILITY

If any provision of this Contract is deemed invalid or unenforceable, such determination shall have no effect on the balance of the Contract, which shall be enforced and interpreted as if such provision was never included in the Contract.

IN WITNESS WHEREOF, the Parties have executed this Contract as of the date last written below.

The Parties further hereby certify that original copies of this executed and approved signature page will be affixed, upon final approval by the NYS Comptroller, to exact copies of this Contract being executed simultaneously herewith. The acknowledgment must be fully and properly executed by an authorized person. By signing you certify your express authority to sign on behalf of yourself, your company, or other entity and full knowledge and acceptance of this agreement, Appendix A (Standard Clauses For New York State Contracts), Appendix B (OGS General Specifications), and State Finance Law §139-j and §139-k (Procurement Lobbying), and that all information provided is complete, true and accurate. By signing, Contractor affirms that it understands and agrees to comply with the OGS procedures relative to permissible contacts as required by State Finance Law §139-j (3) and §139-j (6) (b).

CONTRACTOR NAME	**THE PEOPLE OF THE STATE OF NEW YORK**
By:______________________________	By:______________________________
Name:	Name:
Title:	Title:
Date: ____________________________	Date: ____________________________

Corporate Federal ID #:____________________

Vendor Identification #: ___________________

CORPORATE ACKNOWLEDGMENT

STATE OF }
: **ss.:**
COUNTY OF }

On the ____________ day of ____________________in the year 20___, before me personally came: ____, to me known, who, being by me duly sworn, did depose and say that he/she/they reside(s) in ______________________________; that he/she/they is (are) ________________________________ (the President or other officer or director or attorney in fact duly appointed) of ____, the corporation described in and which executed the above instrument; and that he/she/they signed his/her/their name(s) thereto by authority of the board of directors of said corporation.

____

Signature and Office of Person Taking Acknowledgment

____

____

APPROVED AS TO FORM
NEW YORK STATE ATTORNEY GENERAL
COMPTROLLER

APPROVED
NEW YORK STATE